UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Westmoreland Coal Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

WESTMORELAND COAL COMPANY
2nd Floor
2 North Cascade Avenue
Colorado Springs, Colorado 80903

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To The Stockholders:

The Annual Meeting of Stockholders of Westmoreland Coal Company will be held at the Corporate Offices of Westmoreland Coal Company, 2 North Cascade Avenue, Colorado Springs, Colorado, on Thursday, May 15, 2008 at 8:30 a.m. Mountain Daylight Time, for the following purposes:

1. The election by the holders of Common Stock of two directors to the Board of Directors to serve for a one-year term;

2. The election by the holders of Series A Convertible Exchangeable Preferred Stock, each share of which is represented by four Depositary Shares, of two additional directors to the Board of Directors to serve for a one-year term;

3. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on April 4, 2008 will be entitled to notice of and to vote at the meeting and any postponement or adjournment of the meeting. The proxy statement that follows contains more detailed information as to the actions proposed to be taken.

YOUR VOTE IS IMPORTANT.

PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON.

Diane S. Jones
Vice President, Corporate Relations
and Secretary

April 16, 2008	www.westmoreland.com

PROXY STATEMENT

WESTMORELAND COAL COMPANY
2nd Floor
2 North Cascade Avenue
Colorado Springs, Colorado 80903

April 16, 2008

PROXY STATEMENT

GENERAL INFORMATION

The enclosed proxy is solicited on behalf of the Board of Directors of Westmoreland Coal Company, a Delaware corporation (“Westmoreland” or the “Company”), for use at the Annual Meeting of Stockholders to be held on May 15, 2008. A stockholder may revoke a proxy at any time before its exercise by written notice to the Secretary of the Company, by executing and delivering a proxy with a later date, or by voting in person at the meeting. Attendance at the meeting will not, by itself, cause a revocation of the proxy. The Company will pay the expense of this solicitation. This proxy statement and the enclosed proxy were first sent to stockholders of the Company on or about April 16, 2008. In addition to solicitations by mail, the Company’s directors, officers, and employees may solicit proxies by telephone, e-mail, facsimile, and personal interview, but will receive no additional compensation for doing so. The Company will also request brokerage houses, custodians, nominees, and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. The Company will reimburse those brokerage houses and other persons for their reasonable expenses for such services.

Stockholders of record at the close of business on April 4, 2008 (“record date”) will be entitled to vote at the meeting and any postponement or adjournment of the meeting. On the record date, the Company had outstanding 9,456,865 shares of Common Stock with a par value of $2.50 per share and 640,515 Depositary Shares (each of which represents one quarter of a share of Series A Convertible Exchangeable Preferred Stock with a par value of $1.00 per share).

The Common Stock and the Series A Preferred Stock constitute all of the Company’s voting securities. Under the Certificate of Designation governing the Series A Preferred Stock, the holders of the Series A Preferred Stock are entitled to vote on any matter on which the holders of Common Stock are entitled to vote, except that, when six or more quarterly dividends are accumulated and unpaid — as is presently the case — the holders of the Series A Preferred Stock do not vote with the holders of Common Stock for the election of directors and instead vote separately to elect two directors. FOR THIS REASON, ONLY HOLDERS OF COMMON STOCK WILL BE PERMITTED TO VOTE ON PROPOSAL 1 AND ONLY HOLDERS OF SERIES A PREFERRED STOCK WILL BE PERMITTED TO VOTE ON PROPOSAL 2. We refer to the candidates nominated for election by the holders of our Common Stock as the Common Stockholder Nominees and the candidates nominated for election by the holders of our Series A Preferred Stock as the Depositary Stockholder Nominees.

Holders of Depositary Shares vote with respect to Proposal 2 by instructing the depositary either to vote the Series A Preferred Stock for director nominees or to withhold votes from director nominees. Because each share of Series A Preferred Stock is entitled to four votes, and because each share of Series A Preferred Stock is represented by four Depositary Shares, we occasionally speak in this proxy statement as if each Depositary Share voted directly and had one vote.

Separate proxy cards are being sent to holders of Common Stock and to holders of Depositary Shares. If you hold only shares of Common Stock, you will be sent only the proxy card for holders of Common Stock. If you hold only Depositary Shares, you will be sent only the proxy card for holders of Depositary Shares. If you own both Common Stock and Depositary Shares, you will be sent both proxy cards and you should complete both proxy cards if you wish to vote your respective interests in both the Common Stock and Depositary Shares.

A stockholder may, with respect to the election of directors for which such stockholder is entitled to vote: (i) vote for the election of all named director nominees, (ii) withhold authority to vote for all named director nominees, or (iii) vote for the election of all named director nominees other than any nominee(s) with respect to whom the stockholder withholds authority to vote by so indicating in the appropriate space on the proxy card. Duly executed and un-revoked proxies received by the Company prior to the Annual Meeting will be voted in accordance with the stockholders’ specifications marked thereon.

A quorum is necessary to hold a valid meeting of stockholders. If stockholders entitled to cast at least a majority in voting power of the shares entitled to vote at the Annual Meeting are present in person or by proxy, a quorum will exist for purposes of electing the nominees for the Board of Directors. Shares owned by the Company are not voted at the Annual Meeting and are not counted in determining whether a quorum is present. Shares that abstain from voting on any matter (“abstentions”) and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter (“broker non-votes”) will be counted as shares present for determining whether a quorum is present. In order to assure the presence of a quorum at the Annual Meeting, please complete, sign, and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, even if you plan to attend the Annual Meeting in person.

The Company’s bylaws provide that directors shall be elected by the affirmative votes of a plurality of the votes of the shares present in person or by proxy at a meeting of stockholders at which a quorum is present and entitled to vote on the election of directors. As a result, withholding authority to vote for a director nominee and broker non-votes with respect to the election of directors will not affect the outcome of the election of directors.

PROPOSAL 1

ELECTION OF DIRECTORS BY THE HOLDERS OF COMMON STOCK

The Nominating and Corporate Governance Committee of the Board of Directors has recommended that the two individuals named below be nominated for election as directors. The Board of Directors has approved such recommendation and directed that the two individuals named below be designated as nominees for the Board of Directors. Each of the nominees is now a director of the Company. Each person elected at the annual meeting shall hold office until the next annual meeting of stockholders, or until his death, resignation, or removal, if earlier.

The Board has chosen to nominate two individuals for election by the holders of our Common Stock. The Nominating and Corporate Governance Committee continues to evaluate candidates who might be added to the Board, but the Board’s attention has been focused on the completion of the restatement of the Company’s financial statements for 2006 and prior years and the filing of the Company’s annual report for 2007. With the restatement now complete and the annual report now filed, the Nominating and Corporate Governance Committee intends to seek additional candidates, consider potential directors using the process described below under “Corporate Governance — Director Candidate Nomination Process”, and recommend for appointment to the Board appropriate individuals who collectively have the mix of skills, experience, and knowledge that will assure that the Board can continue to fulfill its responsibilities.

In March 2008, we sold $15 million of Senior Secured Convertible Notes to Tontine Capital Partners, L.P. and Tontine Partners, L.P. (together with their affiliates, “Tontine”). Pursuant to the Senior Secured Convertible Note Purchase Agreement dated March 4, 2008, Tontine has the right to designate two individuals for election to our Board of Directors who are reasonably acceptable to the Board. The Company has been notified that Tontine plans to designate at least one person to the Board prior to year-end.

The persons named in the proxy card intend to vote for the election of the Common Stockholder Nominees named below. Each Common Stockholder Nominee has consented to being named and to serve if elected. If any Common Stockholder Nominee should decline or be unable to serve, the persons named in the proxy will vote for the election of such substitute nominee as shall have been recommended by the Nominating and Corporate Governance Committee and designated by the Board of Directors. The Company has no reason to believe that any Common Stockholder Nominee will decline or be unable to serve. In addition, two Depositary Stockholder Nominees have been recommended by the Nominating and Corporate Governance Committee and designated by the Board of Directors as the Depositary Stockholder Nominees for election to the Board of Directors for a one-year term. The Depositary Stockholder Nominees will be submitted to a vote of the holders of the Depositary Shares. See “Proposal 2 — Election of Directors by the Holders of Series A Preferred Stock” below. The holders of the Company’s Depositary Shares are not entitled to vote for the election of Common Stockholder Nominees.

Information about the Common Stockholder Nominees follows:

	Business Experience During Past Five Years and		Director
Name	Other Directorships	Age	Since	Current Committees(1)

Keith E. Alessi	President and Chief Executive Officer of the Company (August 2007 to present); Interim President and Interim Chief Executive Office of the Company (May 2007 to August 2007); member of the Board of Directors and Chairman of the audit committee of Town Sports International Holdings, Inc. (April 1997 to present); member of the Board of Directors and Chairman of the audit committee of H&E Equipment Services, Inc. (November 2002 to present); member of the Board of Directors of MWI Veterinary Supply, Inc. (2003 to present); adjunct lecturer at the Ross School of Business at the University of Michigan (March 2002 to present); Chief Executive Officer of Lifestyle Improvement Centers, LLC (April 2003 to May 2006).	53	2007	Executive
Thomas J. Coffey	Partner, B2BCFO/CIO, LLC, a professional services organization (December 2005 to present); Vice President-Finance, Global Infrastructure Services (July 1999 to May 2005) and Vice President-Operations Analysis (April 1998 to July 1999) of Unisys Corporation, a technology services company; Senior Vice President, Chief Financial Officer and Treasurer of Intelligent Electronics, Inc., a technology distribution company (1995 to September 1997); and Partner of KPMG (1985 to 1995).	55	2000	Audit (Chairman), Compensation and Benefits, Nominating and Corporate Governance

(1)	See “Corporate Governance — Information about the Board and Committees” below.

The Board of Directors recommends that holders of Common Stock vote “FOR”
the election of the Common Stockholder Nominees.

PROPOSAL 2

ELECTION OF DIRECTORS BY THE HOLDERS OF SERIES A PREFERRED STOCK

For the reasons described above, the holders of the Company’s Series A Preferred Stock are entitled to elect two members of the Company’s Board of Directors. The Nominating and Corporate Governance Committee of the Board of Directors has recommended that the individuals named below be nominated for election as directors. The Board of Directors has approved such recommendation and directed that the individuals named below be designated as nominees for the Board of Directors.

Each person elected at the annual meeting shall hold office until the next annual meeting of stockholders, or until his death, resignation, or removal, if earlier. In addition, if the special voting rights of the Series A Preferred Stock terminate, the terms of office of the directors elected by the holders of the Series A Preferred Stock will immediately terminate. The special voting rights of the Series A Preferred Stock would terminate if, for example, the Company were to redeem all of the outstanding Series A Preferred Stock.

The persons named in the proxy card intend to vote for the election of the Depositary Stockholder Nominees named below. Each Depositary Stockholder Nominee has consented to being named and to serve if elected. If any Depositary Stockholder Nominee should decline or be unable to serve, the persons named in the proxy will vote for the election of such substitute nominee as shall have been recommended by the Nominating and Corporate Governance Committee and designated by the Board of Directors. The Company has no reason to believe that any Depositary Stockholder Nominees will decline or be unable to serve. The holders of the Company’s Common Stock are not entitled to vote for the election of Depositary Stockholder Nominees.

Information about the Depositary Stockholder Nominees follows:

	Business Experience During Past Five Years and		Director
Name	Other Directorships	Age	Since	Current Committees(1)

Richard M. Klingaman	Consultant, natural resources and energy (May 1992 to present); Retired Senior Vice President, Penn Virginia Corporation, a natural resources company specializing in coal, oil, natural gas, timber, lime and limestone (1977 to 1992); Director of Westmoreland Resources, Inc. (1980 to 1993).	73	2006	Executive, Audit
William M. Stern	Executive Vice President, Stern Brothers & Company, a broker-dealer (1999 to present); Vice President, Mercantile Bank Capital Markets Group, a banking company (1998 to 1999); Senior Vice President, Mark Twain Capital Markets Group, a banking company (1983 to 1998).	62	2000	Audit, Compensation and Benefits

(1)	See “Corporate Governance — Information about the Board and Committees” below.

The Board of Directors recommends that holders of Depositary Shares vote “FOR”
the election of the Depositary Stockholder Nominees.

CORPORATE GOVERNANCE

Our Board of Directors believes that good corporate governance is important to ensure that our company is managed for the long-term benefit of stockholders. This section describes key corporate governance guidelines and practices that our Board has adopted. Complete copies of our committee charters and code of business conduct are available on the Investor Relations section of our website, www.westmoreland.com. Alternatively, you can request a copy of any of these documents by writing to the Vice President, Corporate Relations, Westmoreland Coal Company, 2 North Cascade Ave., 2nd Floor, Colorado Springs, Colorado 80903.

Information about the Board and Committees

The Board of Directors held twenty-four meetings during 2007, including four meetings held jointly with the Audit Committee and one meeting held jointly with the Compensation and Benefits Committee. All of our directors attended in person, or by telephone, all of the meetings of the Board of Directors and all of the meetings held by all committees on which they served during 2007 and which were held during the time they were members of the Board. All director nominees attended our 2007 annual meeting of stockholders. Resolutions adopted by the Board provide that directors are expected to attend the annual meeting of stockholders.

Mr. Christopher K. Seglem was elected to the Board at our 2006 annual meeting and resigned from the Board in May 2007. Messrs. Thomas W. Ostrander and Donald A. Tortorice were elected to the Board at our 2006 annual meeting. Mr. Ostrander chose not to stand and Mr. Tortorice was not nominated for re-election at the 2007 annual meeting. Mr. Seglem served as Chairman of the Board through May 1, 2007. In May 2006, Mr. Robert E. Killen was named Vice-Chairman. Effective May 2, 2007, Mr. Killen was named interim Non-executive Chairman of the Board, and effective August, 2007, Mr. Killen was named Non-executive Chairman of the Board. At that time the Board concluded that the Vice-Chairman position was no longer necessary because of the smaller size of the Board and because Mr. Killen was not a corporate officer. Mr. Alessi is the only member of the Board who is also an employee of the Company.

The Audit Committee of the Board of Directors met ten times during 2007, including four meetings held jointly with the Board of Directors. The committee was comprised of Messrs. Coffey (Chairman), Stern and Ostrander (through his tenure on the Board which ended in August 2007) and Mr. Klingaman (beginning in August 2007). The Audit Committee, which reports to the Board of Directors, approves the appointment of our independent registered public accounting firm, monitors the independence and directs the performance of our independent registered public accounting firm, and monitors the integrity of our financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance. It also reviews with our independent registered public accounting firm the audit plan for our company, our internal accounting controls, our financial statements, and the independent registered public accounting firm’s report to the Audit Committee. The Board of Directors has determined that Thomas J. Coffey is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. The Board has also determined that each member of the Audit Committee, including Mr. Coffey, is “independent” under the American Stock Exchange’s listing standards, Section 10A of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 10A-3 thereunder. A copy of the Audit Committee Charter can be found in the Investor Relations section of our web site at www.westmoreland.com.

The Compensation and Benefits Committee of the Board of Directors met four times during 2007 including one meeting held jointly with the Board of Directors. Through August 2007, the committee was comprised of Messrs. Tortorice (Chairman), Armstrong (until his resignation from the Board in June 2007), and Klingaman. Effective August 2007 the committee was comprised of Messrs. Killen (Chairman), Stern, and Coffey. Each member of the Compensation and Benefits Committee is “independent” under the American Stock Exchange’s listing standards. This committee is responsible for assuring that the Board of Directors, various committee chairpersons and committee members, our Chief Executive Officer, other officers, and our key management are compensated appropriately and in a manner consistent with our approved compensation strategy, internal equity considerations, competitive practice, and any relevant laws or regulations. The processes and procedures followed by our Compensation and Benefits Committee in considering and determining executive and director compensation are described below under the heading “Executive and Director Compensation Processes”. A copy of the Compensation and Benefits Committee Charter may be found on the Investor Relations section of our website at www.westmoreland.com.

The Nominating and Corporate Governance Committee was comprised of Messrs. Killen (Chairman) and Ostrander until August 2007 and Messrs. Killen (Chairman) and Coffey thereafter. The Committee met two times during 2007 to review the qualifications of potential candidates to serve as common stockholder nominees and depositary stockholder nominees for election to the Board of Directors and to recommend a slate of candidates for consideration by the Board of Directors for the August 2007 Annual Meeting of Stockholders. The Committee met again on April 9, 2008 to recommend a slate of candidates for consideration by the Board of Directors for the upcoming election of the Board of Directors. Each member of the Nominating and Corporate Governance Committee is “independent” under the American Stock Exchange’s listing standards. This committee, which reports to the Board of Directors, identifies and recommends individuals qualified to be nominated as members of the Board of Directors. The Nominating and Corporate Governance Committee is also authorized to provide oversight on matters related to corporate governance and structure and to make recommendations to the Board of Directors. This committee also provides for the evaluation of Board, committee, and individual director performance and recommends individuals qualified to be nominated as members of the Board of Directors. A copy of the Nominating and Corporate Governance Committee Charter can be found on the Investor Relations section of the Company’s web site at www.westmoreland.com.

The Executive Committee of the Board of Directors did not meet during 2007. Through August 2007, the committee was comprised of Messrs. Seglem (Chairman) (until his resignation in May 2007), Armstrong (until his resignation in June 2007), and Killen. Effective August 2007, the Executive Committee was comprised of Messrs. Alessi (Chairman), Klingaman and Killen.

There are no family relationships between any director, executive officer, or person nominated or chosen by us to become a director or executive officer of our company except for between Mr. Christopher Seglem, who served as Chairman, President and Chief Executive Officer through May 1, 2007, and Mr. Mark Seglem as described in “Certain Transactions — Other Related Person Transactions” below.

Compensation and Benefits Committee Interlocks and Insider Participation

During 2007, each of Messrs. Armstrong, Klingaman, Tortorice, Killen, Stern, and Coffey served on our Compensation and Benefits Committee. None of these directors was a current or former officer or employee of our company, and none had any related person transaction involving our company. During 2007, none of our executive officers served on the board of directors of any entity that had one or more executive officers serving on our board.

Director Candidate Nomination Process

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates when a vacancy exists or is anticipated includes invitations to Board members for recommendations, the collection of information about individuals recommended, meetings to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee takes into consideration a number of criteria which include the candidate’s integrity, business acumen, knowledge of our business and industry, maturity, experience, diligence, potential conflicts of interest, willingness to serve as a director and regularly attend and participate in Board meetings, and the ability to act in the interests of all stockholders. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of skills, experience, and knowledge that will assure that the Board can continue to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Westmoreland Coal Company, 2 North Cascade Avenue, 2nd Floor, Colorado Springs, CO 80903. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy statement for the next annual meeting.

Stockholders also have the right under our bylaws to nominate director candidates directly, without any action or recommendation on the part of the Corporate Governance and Nominating Committee or the Board, by following the procedures set forth in Section 2.6, “Advance Notice of Nominees,” in our bylaws. Among other things, a stockholder wishing to nominate a candidate for election as a director must give notice to us within the time period specified in such section, and the notice must include the information about the stockholder and the proposed nominee required in the bylaws. Any stockholder wishing to nominate a candidate for election to the Board without any action or recommendation of the Nominating and Corporate Governance Committee or the Board must strictly comply with the procedures specified in Section 2.6 of the bylaws. Candidates nominated by stockholders in accordance with the procedures set forth in the bylaws will not be included in our proxy statement for the next annual meeting.

Communicating with the Board

The Board has provided a process that permits stockholders to communicate directly with the Board. Stockholders wishing to communicate with us, including the Board, generally are asked to contact the Vice President-Corporate Relations and Secretary, Diane S. Jones, at Westmoreland Coal Company, 2 North Cascade Ave., 2nd Floor, Colorado Springs, Colorado 80903, diane.jones@westmoreland.com, (719) 448-5814, who is primarily responsible for receiving, managing, monitoring, and responding to stockholder communications.

Stockholders who wish to write directly to the Board on any topic should address communications to the Board of Directors in care of the Chairman, Westmoreland Coal Company Board of Directors, Westmoreland Coal Company, 2 North Cascade Ave., 2nd Floor, Colorado Springs, Colorado 80903.

Our Chairman, with the assistance of Ms. Jones, will report on stockholder communications to the Board and provide copies or specific summaries to directors on matters deemed to be of appropriate importance. In general, communications from stockholders relating to corporate governance will be forwarded to the Board unless they are frivolous, obscene, or repeat the same information contained in earlier communications, or fail to identify the author.

Director Independence

Under the applicable rules of the American Stock Exchange, a director will qualify as an “independent director” only if (1) he is not an executive officer or employee of our company and (2) the Board affirmatively determines that he does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

None of Messrs. Coffey, Klingaman, and Stern is an executive officer or employee of our company. Our Board has determined that none of Messrs. Coffey, Klingaman, and Stern has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Section 121A(2) of the American Stock

Exchange (“AMEX”) Company Guide. In addition, our Board reached a similar determination of independence with respect to Mr. Armstrong, who served as a director until June 2007, and with respect to Messrs. Ostrander and Tortorice, who served as directors until August 2007, and Mr. Killen, who is serving as a director until the 2008 annual meeting.

Executive and Director Compensation Process

The Compensation and Benefits Committee is responsible for setting the salaries and incentive compensation of our executive officers. The committee’s objective is to oversee and administer compensation programs that attract, retain, reward, and motivate highly qualified executive officers to perform their duties in a competent and efficient manner, increase our long-term profitability, and build stockholder value. The Compensation and Benefits Committee establishes our overall compensation strategy to ensure that our executives are rewarded appropriately and that executive compensation supports Westmoreland’s business strategy and objectives.

In discharging its duties, the Compensation and Benefits Committee reviews and determines the compensation, including base salaries, annual incentives, long-term incentives, and other benefits, of our Chief Executive Officer (except in the case of Mr. Alessi who originally joined the company on an interim basis), our Chief Financial Officer, and the three most highly-compensated executive officers other than our Chief Executive Officer and Chief Financial Officer. We refer to these officers, plus our former Chief Executive Officer and two of our former executives who would have been among the top three most highly compensated executives, but for the fact that they were not serving as executive officers at December 31, 2007, as our “named executive officers” for purposes of the proxy. The Compensation and Benefits Committee also determines the compensation for other key executives who are not identified in this report. In 2007, compensation arrangements for Mr. Alessi were made by the full Board of Directors.

The Compensation and Benefits Committee has the authority to retain consultants directly. In recent years, but excluding 2007, the Committee has engaged a nationally recognized executive compensation consultant, Mercer Human Resource Consulting, or Mercer, to assist in performing its duties. Mercer has assisted with the development of our compensation strategy, which was specifically designed to support our business strategy, with an expectation that changes to our Company would affect pay delivery programs.

Our compensation planning process, including business and succession planning, evaluation of our executive officers’ performance, and consideration of our business environment is ongoing throughout the year.

Our Chief Executive Officer and members of management, including human resources management, work with the Chairman of the Compensation and Benefits Committee to establish the agenda for Compensation and Benefits Committee meetings and in the preparation of meeting information. We seek the input of our management and our human resources staff in making executive compensation decisions. Our Chief Executive Officer also participates in Compensation and Benefits Committee meetings at its request to provide background information on Westmoreland’s strategic objectives, his evaluation of the performance of the named executive officers, and compensation recommendations as to senior executive officers (other than for himself). In determining the appropriate compensation level for our current Chief Executive Officer, the Board of Directors participated in the performance review of our company and our Chief Executive Officer’s performance against pre-established objectives determined by the Board.

The Compensation and Benefits Committee has implemented an annual performance review program for our executives, under which annual performance goals are determined and set each calendar year for our company as a whole, and for the power segment and each mining operation. The corporate goals target the achievement of specific regulatory, financial, and operational milestones. Individual mine and power segment goals are proposed by each mine manager or senior power executive and approved by our Chief Executive Officer. Annual salary increases, annual bonuses, and annual long-term incentive awards, including any stock option, SAR, performance unit, and restricted stock awards, granted to our executives are tied to the achievement of performance goals and to individual accomplishments.

During the first calendar quarter of each year, we evaluate performance against the goals and individual accomplishments for the recently completed year. Generally, each executive’s evaluation begins with a self-assessment, which is submitted in writing or discussed with our Chief Executive Officer. Our Chief Executive Officer then formulates an evaluation based on the executive’s self-assessment, the Chief Executive Officer’s own evaluation, and input from others within our company. This process leads to a recommendation by the Chief Executive Officer for annual executive salary increases, annual incentive bonuses, and annual long-term incentive awards, if any, which is then reviewed and approved by the Compensation and Benefits Committee. In the case of our current Chief Executive Officer, the Board of Directors conducts his individual performance evaluation and determines his compensation changes and awards. For all executives, annual incentive bonuses, to the extent granted, are implemented during the first calendar quarter of the year. We typically implement increases in annual base salaries, and we typically grant long-term incentive awards, including stock options, SARs, performance units, and restricted stock awards, at the end of the second calendar quarter of the year. The timing of any increase or grant depends on business conditions. In 2007, we increased an executive’s salary only when his/her responsibilities increased, and we granted long-term incentive awards only in connection with the hiring of Mr. Alessi.

The compensation of our directors is determined by the full Board of Directors and is based on a recommendation from the Compensation and Benefits Committee, which considers information from our Chief Executive Officer, our human resources department, and any consultants retained by the committee in formulating its recommendation. The Compensation and Benefits Committee generally reviews director compensation every other year. In 2006 and prior years, the Company engaged Mercer to assist in its evaluation of director compensation. As part of its analysis, Mercer used the Mercer General Industry Survey and a review of proxy data from a peer group of companies. At the request of the Compensation and Benefits Committee, Mercer updated its 2005 report in 2006 and provided an additional report regarding director compensation in December 2006. Also in 2006, our human resources department provided the committee with information based on the National Association of Corporate Directors’ 2006 report on directors’ compensation.

BENEFICIAL OWNERSHIP OF SECURITIES

Except as set forth in the following table, no person or entity known to us beneficially owned more than 5% of our voting securities as of March 31, 2008:

Number of Shares and Nature of Beneficial Ownership(1)

Name and Address			Percentage of			Percentage of
of Beneficial Owner	Common Stock		Common Stock	Depositary Shares		Depositary Shares

Alan A. Blase	—		—	70,659	(2)	11.0%
1073 SW 119th Ave., #5 Davie, FL 33325
Jeffrey L. Gendell	3,050,943	(3)	27.9%	4,300	(4)	*
55 Railroad Avenue Greenwich, CT 06830
Stephen D. Rosenbaum	28,924		*	60,000	(5)	9.4%
817 N. Calvert Street Baltimore, MD 21202
T. Rowe Price	579,000	(6)	6.1%	—		—
100 East Pratt St. Baltimore, Maryland 21289

(1)	Information in this table is as of March 31, 2008, unless otherwise indicated, and is based solely on information contained in Schedules 13D, Schedules 13G, and Section 16 Forms filed by the beneficial owners with the Securities and Exchange Commission, or the SEC, or information furnished to us. Except as indicated below, the respective beneficial owners have reported that they have sole voting power and sole dispositive power with respect to the securities set forth opposite their names. For ease of analysis, the common stock information in the table and the related footnotes does not include the number of shares of common stock into which the depositary shares may be converted. A holder of depositary shares may convert such depositary shares into shares of common stock at any time at a conversion ratio of 1.708 shares of common stock for each depositary share. Consequently, a holder of depositary shares is deemed to beneficially own all of the shares of common stock into which such holder’s depositary shares may be converted. However, for so long as we are in arrears on six or more preferred stock dividends, holders of depositary shares are not entitled to vote for the election of directors to be elected by holders of the common stock unless such depositary shares are actually converted prior to the record date for the annual meeting. Percentages of less than 1% are indicated by an asterisk.

(2)	According to a Schedule 13G filed on February 14, 2007, Mr. Alan Blase beneficially owns 70,659 depositary shares of which he has shared dispositive power over shares owned by several investors. No single investor has more than 5% ownership and only has shared dispositive power with Mr. Blase with respect to its/his/her own shares. The depositary shares are convertible 120,685 shares of common stock, which would represent 1.3% of the total shares of common stock outstanding. See Note (1).

(3)	According to a Schedule 13D/A filed March 6, 2008 with the SEC, Mr. Gendell owns 549,000 shares of common stock of which he has sole voting and dispositive power. The remaining shares of common stock are held by Tontine Capital Partners, L.P. and other limited partnerships and limited liability companies that are affiliates of Tontine Capital Partners, L.P. Mr. Gendell is either a managing member of, or a managing member of the general partner of, these limited partnerships and limited liability companies and has shared voting and dispositive power over these shares. Because of Mr. Gendell’s relationship with Tontine Capital Partners, L.P., the shares owned by Tontine Capital Partners, L.P. and its affiliates and 1,500,000 shares that may be acquired by them upon conversion of the senior secured convertible notes issued March 4, 2008 are attributed to Mr. Gendell for purposes of calculating the beneficial ownership of our securities. See Notes (1) and (4).

(4)	According to a Form 3/A filed December 9, 2003, Tontine Partners, L.P., an affiliate of Mr. Gendell and Tontine Capital Partners, L.P., owns 4,300 depositary shares. These depositary shares are convertible into

7,343 shares of common stock, which shares of common stock together with the 3,050,943 shares of common stock reported in the table would represent 27.9% of the total shares of common stock outstanding. See Notes (1) and (3).

(5)	The depositary shares are convertible into 102,480 shares of common stock, which together with the 28,924 shares of common stock reported in the table, would represent 1.4% of the total shares of common stock outstanding. See Note (1).

(6)	According to a Schedule 13G filed on February 14, 2008, these securities are owned by various individual and institutional investors, including 467,700 shares held by T. Rowe Price Small-Cap Stock Fund, Inc., for which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

The following table sets forth information as of April 1, 2008 concerning stock ownership of individual directors and our named executive officers, and all of our executive officers and directors as a group:

Number of Shares and Nature of Beneficial Ownership(1)

			Percentage of			Percentage of
Name of Directors, Named Executive Officers and Persons as a Group(2)	Common Stock		Common Stock	Depositary Shares		Depositary Shares

Keith E. Alessi	28,862	(3)	*	—		—
Thomas J. Coffey	41,853	(4)	*	—		—
Morris W. Kegley	467	(5)	*	—		—
Robert E. Killen	227,174	(6)	2.4%	750	(7)	*
Richard M. Klingaman	500		*	—		—
Todd A. Myers	32,196	(8)	*	—		—
John V. O’Laughlin	38,416	(9)	*	—		—
William M. Stern	47,103	(10)	*	7,850	(11)	1.2%
David J. Blair	947	(12)	*	—		—
Robert W. Holzwarth	0	(13)	—	—		—
Christopher K. Seglem	172,554	(14)	1.8%	1,100	(15)	*
Roger D. Wiegley	3,596	(16)	*	—		—
Directors and Executive Officers as a Group (9 persons)	416,947	(17)	4.4%	8,600	(18)	1.3%

(1)	This information is based on information known to us or furnished to us by our directors and executive officers. Except as indicated below, we are informed that the respective beneficial owners have sole voting power and sole dispositive power with respect to all of the shares set forth opposite their names. Percentages of less than 1% are indicated by an asterisk. For ease of analysis, the common stock information in the table and the related footnotes does not include the number of shares of common stock into which the depositary shares may be converted. A holder of depositary shares may convert such depositary share into shares of common stock at any time at a conversion ratio of 1.708 shares of common stock for each depositary share. Consequently, a holder of depositary shares is deemed to beneficially own all of the shares of common stock into which such holder’s depositary shares may be converted. However, for so long as we are in arrears on six or more preferred stock dividends, holders of depositary shares are not entitled to vote for the election of directors to be elected by holders of common stock unless such depositary shares are actually converted prior to the record date for the Annual Meeting. Also, shares that may be purchased under equity incentive plans are reflected in the table but are not entitled to vote unless exercised prior to the record date for the Annual Meeting. Our equity incentive plans include our 1991 Non-Qualified Stock Option Plan for Non-Employee Directors, or 1991

Plan; our 1995 Long-Term Incentive Stock Plan, or 1995 Plan; our 1996 Directors’ Stock Incentive Plan, or 1996 Directors’ Plan; our 2000 Non-employee Directors’ Stock Incentive Plan, as amended, or the 2000 Directors’ Plan; our 2000 Long-Term Incentive Stock Plan, or 2000 Employees’ Plan; our 2002 Long-Term Incentive Stock Plan, or 2002 Plan; and our 2007 Equity Incentive Plan for Employees and Non-employee Directors, or 2007 Plan. The Westmoreland Coal Company and Subsidiaries Employees’ Savings Plan, or the 401(k) Plan, provides investment alternatives that include a common stock fund and a depositary share fund. All amounts included herein held through the 401(k) Plan are as of March 31, 2008.

(2)	Mr. C. Seglem, our former Chairman and CEO, Mr. Blair, our former Chief Financial Officer, Mr. Holzwarth, our former Senior Vice President, Power, and Mr. Wiegley, our former General Counsel and Secretary are “Named Executive Officers”, but are not included in “Directors and Executive Officers as a Group.”

(3)	Includes 1,085 shares of common stock held by Prudential Retirement, as trustee of the 401(k) Plan, and 27,777 shares of common stock which may be purchased upon exercise of options under our 2002 Plan.

(4)	Includes 15,000 shares of common stock which may be purchased upon exercise of options under our 2000 Directors’ Plan.

(5)	Includes 467 shares of common stock held by Prudential Retirement, as trustee of the 401(k) plan.

(6)	Includes 88,990 shares of common stock owned by Mr. Killen as a personal investment, 59,184 shares of common stock held jointly by Mr. Killen and his spouse, 61,500 shares of common stock held by a limited partnership of which Mr. Killen and his spouse are general partners and 10,000 shares of common stock held by a limited partnership of which Mr. Killen is the general partner. Mr. Killen has voting and dispositive power over all 10,000 shares. Also includes 7,500 shares of common stock which may be purchased upon exercise of options under the 2000 Directors’ Plan. See Notes (1) and (7).

(7)	Includes 750 depositary shares jointly held by Mr. Killen and his spouse. These depositary shares are convertible into 1,281 shares of common stock, which shares of common stock, together with the 227,174 shares of common stock reported in the table, would represent 2.4% of the total shares of common stock outstanding. See Notes (1) and (6).

(8)	Includes 2,346 shares of common stock held by Prudential Retirement, as trustee of the 401(k) plan. Also includes 23,300 shares of common stock which may be purchased upon exercise of options under the 1995 Plan, the 2000 Plan, and the 2002 Plan.

(9)	Includes 2,516 shares of common stock held by Prudential Retirement, as trustee of the 401(k) Plan. Also includes 34,300 shares of common stock which may be purchased upon exercise of options under the 1995 Plan, the 2000 Employees’ Plan, and the 2002 Plan.

(10)	Includes 10,000 shares of common stock which may be purchased upon exercise of options under the 2000 Directors’ Plan.

(11)	Includes 2,800 depositary shares held in trust for which Mr. Stern is a trustee and beneficiary, 3,000 shares held by a trust for which Mr. Stern is sole trustee, and 2,050 shares held in trust for which Mr. Stern is sole trustee and beneficiary. The depositary shares are convertible into 13,407 shares of common stock, which together with the 47,103 shares of common stock reported in the table, would represent less than 1% of the total shares of common stock outstanding. See Notes (1) and (10).

(12)	Reported shares represent number of shares owned as of the last date of Mr. Blair’s employment, including 947 shares of common stock held by Prudential Retirement, as trustee of the 401(k) Plan.

(13)	Reported shares represent number of shares owned as of the last date of Mr. Holzwarth’s employment, not including shares held in the 401(k) Plan.

(14)	Reported shares represent number of shares owned as of the last date of Mr. Seglem’s employment, not including shares held in the 401(k) Plan. Subsequent to his employment, Mr. Seglem exercised options, representing 242,255 shares not included in the table. Mr. Seglem has no additional exercisable options or SARs remaining.

(15)	Reported shares represent number of shares owned as of the last date of Mr. Seglem’s employment. The depositary shares are convertible into 1,878 shares of common stock, which together with the

172,554 shares of common stock reported in the table, would represent 1.8% of the total shares of common stock outstanding. See Notes (1) and (14).

(16)	Reported shares represent number of shares owned as of the last date of Mr. Wiegley’s employment, not including shares held in the 401(k) Plan.

(17)	See Notes (3)-(6), and (8)-(10).

(18)	See Notes (7) and (11).

Beneficial ownership is determined in accordance with the rules of the SEC. The number of shares beneficially owned by a person includes shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 16, 2008. The shares to be issued pursuant to these options are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership on Forms 3 and 4 with the SEC and the American Stock Exchange. Officers, directors, and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the knowledge of management, based solely on its review of such reports furnished to the Company, all Section 16(a) filing requirements applicable to the Company’s officers, directors, and greater than ten percent beneficial owners were complied with during the year ended December 31, 2007.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2007 the Company had stock options and stock appreciation rights (“SARs”) outstanding from three shareholder-approved stock plans for employees approved by shareholders, two stock incentive plans for non-employee directors approved by shareholders and one stock incentive plan for non-employee directors that was not approved by shareholders. The value of a SAR is equal to the appreciation in the market value of a share of the Company’s common stock between the date of grant and the date of exercise. The Company has utilized SARs, and currently intends to settle those SARs in stock, because stock-settled SARs generally require fewer shares than do options to deliver similar incentive to an executive or Board member. In August 2007 shareholders approved the 2007 Equity Incentive Plan for Employees and Non-Employee Directors, but no stock options or SARs from that plan have been granted or were outstanding as of December 31, 2007.

The employee plans provide for the grant of incentive stock options (“ISOs”), nonqualified options under certain circumstances, SARs, and restricted stock. Employee ISOs and SARs generally vest over two or three years, expire ten years from the date of grant and may not have an exercise or base price that is less than the market value of the stock on the date of grant.

The non-employee director plans generally provide for automatic grants of nonqualified stock options or restricted stock to directors when elected, or re-elected to the Board. The use of SARs with a four year vesting period was approved for awards beginning in 2006.

In 2007, we awarded, but have not yet issued, restricted stock to directors. It is intent of the Company to issue these shares at such time as registration of the shares authorized under the 2007 Equity Incentive Plan for Employees and Non-Employee Directors is completed or at the time the restriction has expired. We made no equity awards to employees other than Mr. Alessi.

The following table presents information regarding equity compensation plans as of December 31, 2007 and depicts the total number of securities to be issued upon the exercise of outstanding options and SARs (if settled based on the price of the Common Stock on December 31, 2007), the weighted average exercise prices of the options and the number of securities available for future issuance.

2007 EQUITY COMPENSATION PLAN INFORMATION

Number of
Securities
Remaining Available
	Number of				for Future Issuance
	Securities to be				Under Equity
	Issued Upon				Compensation Plans
	Exercise of		Weighted Average		(Excluding
	Outstanding		Exercise Price		Securities
	Options, Warrants		of Outstanding Options,		Reflected
	and Rights		Warrants and Rights		in Column (a))
Plan Category	(a)		(b)		(c)

Equity compensation plans approved by security holders	258,366	(1)(2)(3)	$17.77	(1)	795,144	(1)(3)
Equity compensation plans not approved by security holders	85,000		$14.35		19,176
Total	343,366	(1)(3)	$16.92	(1)	814,320	(1)(3)

(1)	Includes no shares of Common Stock to be issued on settlement of SARs outstanding at December 31, 2007, because no SARs were in-the-money as of that date. At December 31, 2007, 294,199 SARs were outstanding in the employee plans of which 249,059 were vested; those SARs had base prices between $19.365 and $29.48. At December 31, 2007, 16,067 SARs were outstanding under the director plans of which 4,013 were vested; those SARs had base prices between $23.985 and $25.14. The base prices of the SARs are not reflected in column (b) of this table but are described in this note.

(2)	Excludes 6,220 shares of un-issued restricted stock granted to directors in 2007.

(3)	The maximum number of shares of common stock the Company could be required to issue to settle the SARs outstanding in the employee plans at December 31, 2007 is 294,199 if one share of stock is required for each SAR outstanding. Similarly, the maximum number of shares of common stock the Company could be required to issue to settle the SARs outstanding in the director plans at December 31, 2007 is 16,067 if one share of stock is required for each SAR outstanding. (No director or employee SARs were in-the-money at December 31, 2007.) If the Company were required to issue this total number of shares in settlement of its SARs, the total number of securities to be issued upon the exercise of outstanding options, warrants and rights (column (a)) would be 653,632.

EXECUTIVE OFFICERS

The following sets forth certain information with respect to the executive officers of the Company:

Name	Age	Position

Keith E. Alessi(1)	53	President and Chief Executive Officer
Kevin A. Paprzycki(2)	37	Chief Financial Officer
John V. O’Laughlin(3)	56	Vice President, Coal Operations
Todd A. Myers(4)	44	Vice President, Coal Sales
Morris W. Kegley(5)	60	General Counsel and Assistant Secretary

(1)	Mr. Alessi was elected Interim President and Interim Chief Executive Officer in May 2007 and elected President and Chief Executive Officer in August 2007. He is a member of the Board of Directors and Chairman of the audit committee of both Town Sports International Holdings, Inc. and H&E Equipment Services, Inc. He is also a member of the Board of Directors of MWI Veterinary Supply, Inc. Mr. Alessi is adjunct lecturer at the Ross School of Business at the University of Michigan.

(2)	Mr. Paprzycki joined Westmoreland as Controller and Principal Accounting Officer in June 2006 and was named Chief Financial Officer in April 2008. Prior to joining Westmoreland he held positions at Applied Films Corporation as Corporate Controller from November 2005 to June 2006. From June 2004 to November 2005, he was Chief Financial Officer at Evans and Sutherland Computer Corporation and Director of Finance from June 2001 to November 2004. Mr. Paprzycki became a certified public accountant in 1994, and a certified financial manager and a certified management accountant in 2004.

(3)	Mr. O’Laughlin joined Westmoreland in February 2001 as Vice President, Mining, and was named President and General Manager of Dakota Westmoreland Corporation in March 2001. He later became President and General Manager of Western Energy Company and President of Texas Westmoreland Coal Company and was promoted to Vice President of Coal Operations for Westmoreland Coal Company in May 2005. Prior to joining Westmoreland, Mr. O’Laughlin was with Morrison Knudsen Corporation’s mining group for twenty-eight years, most recently as Vice President of Mine Operations which included responsibility for the contract mining services at the Absaloka Mine.

(4)	Mr. Myers rejoined Westmoreland in January 2000 as Vice President, Marketing and Business Development and in 2002 became Vice President, Sales and Marketing, now called Vice President, Coal Sales. He originally joined Westmoreland in 1989 as a Market Analyst and was promoted in 1991 to Manager of the Contract Administration Department. He left Westmoreland in 1994. Between 1994 and 2000, he was Senior Consultant and Manager of the environmental consulting group of a nationally recognized energy consulting firm, specializing in coal markets, independent power development, and environmental regulation.

(5)	Mr. Kegley joined Westmoreland in October 2005 as Assistant General Counsel and was named General Counsel in August 2007. Prior to joining Westmoreland he held legal positions with Peabody Energy Company from February 2004 to October 2005, AngloGold North America from June 2001 to February 2004, Kennecott Energy Company from August 1998 to June 2001, and Amax Coal Company and Cyprus Amax Minerals Company from February 1981 to July 1998. He is a member of the bar of Indiana, Illinois, Wyoming, and Colorado.

COMPENSATION DISCUSSION AND ANALYSIS

Business Context

We are a U.S. energy company that produces approximately 30 million tons of coal and generates 1.6 million megawatt hours of electric power annually. We also broker coal for others. We have been mining coal for over 150 years. Between 1992 and 2001 we transitioned from primarily underground coal production, most of which was in the Eastern United States, to current production from surface mines in Montana, North Dakota, and Texas. Working in combination with others, we also diversified into the production of independent power, and we brought eight projects to commercial operations during this period. Our principal power production facility today is in North Carolina. We now employ approximately 1140 people in six states and our Company is ranked as the ninth largest coal producer in the country based on tons of coal mined in 2007.

We have relied primarily on asset-based financing, which limited the amount of free cash available to us from our operations. As a result, we have been cash constrained over the past two decades. In recognition of this, management and the Compensation and Benefits Committee have kept cash compensation levels relatively low and flat. This has meant deferring or limiting pay increases and the pay-out of certain incentive compensation earned.

Successful execution of our strategic plan has been predicated on attracting and retaining a talented and highly motivated executive team with a deep technical and operational knowledge of the energy markets. The skill sets, educational requirements, experience and personal qualities of our executives are in demand by many of our competitors. At the same time, we have had to address the financial constraints imposed on us in transforming our company from a mature but struggling enterprise to a more financially stable one with sustainable positive cash flow. The relatively small number of our shares outstanding has limited our ability to deliver long-term incentives at the level of value typically indicated for a company in this stage of the business cycle. Therefore, compensation levels for our executives have changed only minimally from prior years’ levels.

The competition for executive talent in the energy industry has always been considerable, but never more so than today as the worldwide demand for energy has risen to new levels, increasing the pressure on energy companies to permit and construct new power generation facilities, find and develop new fuel reserves, extract resources under challenging geological conditions, comply with new environmental and reclamation requirements, manage higher production costs associated with dramatic increases in the prices of key supplies such as diesel fuel and electricity, and address the scarcity of supplies such as tires. Unwanted turnover among our key executives could be very costly to our shareholders. Therefore, our executive compensation program has been designed to support our long-term strategic objectives, as well as address the realities of the competitive market for talent.

It is the intention of the Compensation and Benefits Committee to set the compensation levels of our executives at appropriate levels in line with stated compensation principles and objectives discussed below, in part through the use of long-term equity awards.

Compensation Principles and Objectives

Our executive compensation program has been designed to provide a total compensation package that allows us to attract, retain and motivate executives with the business and technical knowledge necessary to capably manage our business.

Our executive compensation program is guided by several key principles:

•	Target compensation levels that are at least at the median of our industry, peer group and the markets in which we compete for executive talent;

•	Structure executive compensation to reflect our business situation;

•	Link pay to performance by making a substantial percentage of total executive compensation variable, or “at risk,” by relying on annual and long-term incentive compensation programs;

•	Use equity awards to align executive compensation with shareholder interests; and

•	Provide a total compensation program that emphasizes direct compensation over indirect compensation such as perquisites and other benefits.

Notwithstanding the foregoing principles, in 2007, we issued equity incentives covering 100,000 shares, all of which were subject to vesting and were issued to Mr. Alessi when he joined the Company.

Establishing the Executive Compensation Program

Our executive compensation program takes into consideration our business situation, the marketplace for similar positions, our past practices, and the experience and talents that each individual executive brings to our company. At Westmoreland, the Compensation and Benefits Committee, a committee of the Board of Directors consisting of three independent directors, administers our executive compensation program. The Compensation and Benefits Committee establishes our overall compensation strategy to ensure that our executives are rewarded appropriately and that executive compensation supports our business strategy and objectives.

A further description of the duties and responsibilities of the Compensation and Benefits Committee can be found in “Corporate Governance — Information on Board and Committees” above.

Setting Compensation Targets

In general, our executive compensation program is intended to deliver compensation that is competitive within our industry and the markets in which we compete for executive talent. In making executive compensation decisions, we are guided by the compensation principles described above. However, fulfillment of these objectives has been limited by our cash constraints and the relatively small pool of shares available for stock options and grants prior to approval of the 2007 Equity Plan for Employees and Non-employee Directors. We also consider historical compensation levels, competitive pay practices at the companies in our peer group, and the relative compensation levels of our named executive officers. We may also consider industry conditions, industry life cycle, corporate performance as compared to internal goals as well as to the peer group and the overall effectiveness of the compensation program in achieving desired results.

Our program offers our named executive officers the opportunity to be compensated above or below target, depending upon various measures of performance. As a result, the compensation program is designed to result in compensation to our executives that can be significantly above target in times of relatively superior performance and significantly below target in times of relatively poor performance.

As targeted total compensation levels are determined, the Compensation and Benefits Committee also determines the portion of total compensation that will be contingent, performance-based pay. Performance-based pay generally includes cash bonuses under the annual incentive plan primarily for achievement of specified performance objectives and cash generated, and stock-based or similar incentive compensation whose value is dependent upon long-term or relative appreciation in our stock price.

The Compensation and Benefits Committee periodically reviews its performance and the effectiveness of our compensation program in obtaining desired results.

The Compensation-Setting Process

The compensation-setting process is described in more detail above under “Corporate Governance — Executive and Director Compensation Processes”.

Peer Comparisons

In 2007, the Compensation and Benefits Committee worked with Mr. Alessi to evaluate our internal compensation structure and did not use a comparative peer group. In 2008, it is the Committee’s intent to formulate a meaningful peer group for comparative analyses. The discussion that follows describes our past use of peer comparisons.

The Compensation and Benefits Committee has periodically benchmarked the competitiveness of our compensation programs to determine how well our actual compensation levels compare to our overall philosophy and target markets. Our historic benchmarking peer group has consisted of other mining and energy companies, with a focus on size based on revenues. The committee believes revenue is an appropriate reference point for determining the composition of the peer group because it provides a reasonable basis for comparing like positions and scope of responsibility.

The most recent peer group used by the Compensation and Benefits Committee was selected in 2006 based on the recommendation of Mercer. The peer group included Alliance Resource Partners, Cabot Oil and Gas Corp., Cimarex Energy Co., Comstock Resources, Inc., Denbury Resources, Inc., Houston Exploration Co., Plains Exploration and Production Co., Range Resources Co., St. Mary Land and Exploration Co. and Swift Energy Co. The proxy statements of this peer group are used for comparison purposes in regard to the compensation of our Chief Executive Officer and other named executive officers. Given the changing nature of our business and industry, the companies included in the peer group will vary from year to year, and it is the Compensation and Benefits Committee’s intent in 2008 to again thoroughly review the peer group and make changes as appropriate. The Compensation and Benefits Committee also reviews industry-wide compensation survey data. Because of the relatively small size of our company compared to the other publicly-traded coal companies, the Compensation and Benefits Committee receives compensation data for other publicly traded coal companies for informational purposes only.

Components of the Executive Compensation Program

All of our named executive officers, except Mr. Alessi, are compensated under an executive compensation program which consists of three elements:

•	Base salary,

•	Annual incentive compensation, and

•	Long-term incentive compensation.

Base Salary

Base salary is designed to compensate our named executive officers at a fixed level of compensation that serves as a retention tool throughout the executive’s career. In determining base salaries, the Compensation and Benefits Committee considers each executive’s role and responsibility, unique skills, future potential with our company, salary levels for similar positions in our target market, and internal pay equity. Our compensation philosophy is to target base salaries at the 60th percentile for each named executive officer since our incentive compensation levels have typically been far below target and market median levels.

In general, base salary is intended to represent approximately 30% of the overall compensation package, assuming that we are achieving targeted performance levels for our incentive programs.

Salary levels remained constant during 2007 for most of our senior management. Mr. Alessi received an increase from $40,000 per month to $50,000 per month at the time he was elected President and CEO, and increases were made in other special circumstances such as where an increase in responsibility occurred.

Annual Incentive Compensation

The Annual Incentive Plan is intended to provide incentive compensation at the median level for targeted performance levels.

The Compensation and Benefits Committee provides our executives, including our named executive officers, with the opportunity to earn an annual cash incentive award each year. Our annual incentive plan is designed to reward the achievement of specific, pre-established financial and operational objectives. In 2007, it also included a personal performance component designed to reward individual effort and performance.

In 2007, we established performance objectives for our named executive officers. Target levels for those with direct operational responsibility were based on the safety of our operations (35% weight) and our financial performance (30% weight). Award opportunities also included a personal performance component

(35% weight) to recognize the relative contributions of each named executive officer to the accomplishment of strategic objectives, outstanding performance, special efforts, and similar factors. Better than industry average safety performance is required for a payout under the safety component. Better than budgeted cash and pretax income generated is required for payout under the financial objectives. For those with no direct operational responsibly, the primary performance objective was our financial performance (55%) and a personal performance component (45%), as described above.

The formula used to calculate the payout under each annual incentive award is (i) the performance in each of the areas as determined by operational responsibility — safety, financial and personal performance — multiplied by (ii) the weight assigned to each area; which in turn is multiplied by the (iii) the executive’s tier level, which is a percentage of the executive’s base salary, and is then multiplied by (iv) the executive’s base salary. The sum of the payout of each component represents the total annual incentive payout.

The safety objective compares the lost-time incident rate of our mine operations to nation-wide surface mine industry averages as reported by the Mine Safety and Health Administration.

Two components were selected to reflect our financial performance in 2007. The first component was the “net increase in budgeted cash.” To determine the net increase in budgeted cash, we compare the actual net increase in cash and cash equivalents for the applicable business unit for the relevant period, as derived from the statement of cash flows for the business unit, to the net increase in cash and cash equivalents in that business unit’s budget for that period. Net increase in budgeted cash therefore takes into account operating activities, investing activities, and financing activities, to the extent applicable to the business unit, and compares the results of those activities to the budgets for the business units approved by our board. For an executive to receive his targeted bonus for 2007, the executive’s business unit was required to achieve a 7.5% net increase in budgeted cash in 2007. The second component related to 2007 pretax income. For an executive to receive his targeted bonus for 2007, the executive’s business unit was required to achieve a 7.5% increase in pretax income, as compared to the pretax income set forth in the business unit’s budget for 2007.

The personal performance component is based upon the individual results and accomplishments of each participant and is approved by the Compensation and Benefits Committee. The full Board of Directors participated in the review and award of 2007 annual incentive awards for our named executive officers and senior-level executives and managers.

In 2007, the bonus targets for our named executive officers, set according to the executive’s tier level, ranged from 25% to 60% of base salary. Maximum payouts are capped at two times the targeted percent of salary. Actual awards are shown by individual in the 2007 Summary Compensation table below.

In general, we pay incentive bonuses in the year following the annual performance period. Due to cash constraints in 2006, annual incentive amounts earned for 2005 performance, which would have normally been paid in 2006, were deferred for our named executive officers and paid in the first quarter of 2007. Annual incentive amounts earned in 2007 were paid in the first quarter of 2008.

Mr. Alessi does not participate in the corporate annual incentive plan. Instead, he is eligible for, and was paid in 2008, a personal performance bonus for 2007 equal to 120% of his salary paid in 2007. Mr. Alessi’s bonus was based upon his successful execution of several priorities, given by the Board of Directors, that included the reduction of corporate overhead, improvement of financial reporting processes, consolidation of functions at the Company’s mining operations and the completion of certain transactions that strengthened the Company’s core business.

In addition to the incentive award practices above, in any year the Compensation and Benefits Committee has the discretion to approve a special President’s Award to executive officers, key management, and administrative staff recognizing outstanding individual leadership, effort, and contribution to the strategic success of our company. Recommendations for this special award are made exclusively by our Chief Executive Officer, or in the case where the Chief Executive Officer is a recipient, the Compensation and Benefits Committee determines that award. No President’s Awards were made in 2007 to any of the named executive officers.

Long-Term Incentive Compensation

In 2007, we issued equity incentives covering 100,000 shares, all of which were subject to vesting and were issued to Mr. Alessi when he joined the Company. The discussion that follows describes our approach to long-term incentive compensation in prior years.

General.  One component of our executive compensation program is the use of long-term incentives. The Compensation and Benefits Committee believes that long-term incentive compensation may help attract and retain executive talent and provides executives with incentives to maximize the value of our shareholders’ investments in the Company. In 2000, the Board of Directors adopted a Performance Unit Plan, or the 2000 PUP, as part of our long-term incentive program because an insufficient number of shares were available for issuance under shareholder-approved equity plans to support our program. The 2000 PUP offers the opportunity for cash or stock to be earned based on the absolute or relative performance of our stock over three year periods. The 2000 PUP is intended to provide a strong link between executive performance and the enhancement of shareholder value.

Long-term incentive awards for executives are based on a tier structure which targets a percentage of salary, adjusted for market conditions. The annualized value of the long-term incentive awards for our named executive officers is generally intended to be the largest component of our total compensation package. However, again as a result of cash constraints and the limited number of stock options, stock grants and stock appreciation rights available to the Company, award values have frequently been set below the 50th percentile of market and have delivered even less value over most performance periods.

Timing of Grants Disclosure and Rationale.  Except for certain initial awards granted as of the date of hire for new executives, the timing of long-term incentive compensation awards is typically July 1st and intended to allow for the continuity of awards from year-to-year. The Compensation and Benefits Committee approves the award types, amounts and award terms and conditions for each award to our named executive officers. It delegates administration of the plan to our Human Resources and Investor Relations Departments. To achieve continuity, the awards, and specifically, the actual number of shares to be awarded to each named executive officer is approved at a meeting of the Compensation and Benefits Committee held generally in the week prior to July 1st in each year. The grant date, or effective date, of each award is set by the Compensation and Benefits Committee as July 1st in each year. We do not engage in the practice of timing grants with the release of non-public information.

Framework.  In 2005 and 2006, awards under our long-term incentive compensation plan consisted of stock appreciation rights, or SARs, which were intended to approximate 60% of the total value of the long-term incentive award, and performance units, which represented the remaining 40% of intended award value. These award vehicles were selected by the Compensation and Benefits Committee due to their performance orientation and to conserve shares available under approved equity plans. The use of SARs required the commitment of fewer shares than restricted stock or stock options. A key feature of these vehicles was their link to our stock price. No awards were made in 2007 as described above.

Stock Appreciation Rights (SARs).  The award of SARs was designed to maximize long-term shareholder value since awards have no value unless our stock increases after the award date. SARs have been a key component of executive compensation at our company. SARs were granted under the shareholder approved 2002 Long-Term Incentive Stock Plan, or the 2002 Plan. We have granted SARs to our named executive officers because stock-settled SARs generally require fewer shares than do options to deliver similar value to an executive. Under the 2002 Plan, the exercise price of options and SARs is set to be not less than the market price of our common stock on the grant date. In addition, option or SAR re-pricing is expressly prohibited.

Awards generally vest over a period of three years, with one-third becoming exercisable on each anniversary of the grant date as long as the executive is still employed by us on the date of vesting. The Compensation and Benefits Committee selected a three-year vesting period to reinforce the link between these incentives and our long-term performance. Awards generally expire after ten years. SARs only have value if our stock price appreciates after the day of grant.

Although awards generally vest over three years, on December 30, 2005, we accelerated the vesting of all unvested SARs previously awarded to executive officers and other employees under the 2002 Plan, including those granted during 2005. The decision to accelerate the vesting of these SARs was made primarily to reduce the compensation expense that would have been recorded in future periods following our adoption of Financial Accounting Standards Board Statement No. 123, “Share Based Payment (revised 2004),” or FAS 123R, effective January 1, 2006.

Performance Units.  Performance units have been granted in the past to our named executive officers under the 2000 PUP in lieu of stock options or grants. As with options or grants, the 2000 PUP was designed to link employees’ long-term economic interest with those of our shareholders. Use of a multi-year performance period emphasized the importance of longer-term results and the enhancement of the value of shareholders’ investments.

Each performance unit entitled the recipient to receive a payment in cash or stock, at the election of the Compensation and Benefits Committee, subject to the achievement of certain performance metrics measured over a three-year performance period from the date of the grant. The Compensation and Benefits Committee has also elected to defer full payment of amounts earned over time.

As described in more detail below under “Executive Compensation — Grants of Plan-Based Awards,” the value of each performance unit under the 2000 PUP is a function of three separate components, each expressed as a percentage, measured over the three-year performance period: total shareholder return, total shareholder return relative to two market indices and return on shareholders’ equity. These three performance measures and the goals set by the Compensation and Benefits Committee were selected to be consistent with the compensation principle of aligning executive incentive compensation to shareholder interest.

Performance units vest in one-third annual increments beginning on the first anniversary of the date of the grant. The Compensation and Benefits Committee selected a three-year vesting period to reinforce the link between these incentives and our long-term performance.

Awards under the 2000 PUP were granted in the years 2000-2002 and 2004-2006. The Company awarded stock options to implement its long-term incentive program in 2003. Those units granted in 2002 and 2004 that vested in 2005 and 2007 resulted in no value and no payments because we did not achieve the aggressive performance targets established in 2002 and 2004. Performance units granted in 2005 will be valued at the end of the performance period occurring at the end of June 2008 and performance units granted in 2006 will be valued at the end of the performance period occurring at the end of June 2009. Based on the Company’s stock performance as of December 31, 2007, the performance units granted in 2005 and 2006 were not “in-the money,” meaning if settled at that time, they would result in no payments. No performance units were granted in 2007 and it is the intent of the Company to simplify its long-term incentive compensation by using other forms of equity awards rather than performance units.

Tax Deductibility Policy

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for certain compensation in excess of $1 million paid to our Chief Executive Officer, Chief Financial Officer and our other named executive officers. The Compensation and Benefits Committee reserves the right to use its judgment to authorize compensation payments that may exceed $1 million when it believes such payments are appropriate and in the best interests of our company and our stockholders, after taking into consideration changing business conditions and the performance of its employees.

Benefits

Benefits for our named executive officers are established based upon an assessment of competitive market factors, a determination of what is needed to attract and retain high caliber executives, and our financial condition. Our primary benefits for executives include participation in the broad-based plans available to most of our other employees: defined benefit retirement plans, 401(k) plans, savings plans, health and dental plans and various insurance plans, including disability and life insurance.

We also provide certain executives, including our named executive officers, the following benefits:

•	Supplemental Retirement and Savings. The Internal Revenue Code limits the amount of compensation that may be taken into account for the purpose of determining the retirement benefits payable under tax-qualified ERISA retirement plans. The limitation for 2007 was $225,000. Consequently, so that we could provide retirement income to certain of our senior executives and other key individuals that is commensurate as a percentage of pre-retirement income with that paid to other employees, we established a nonqualified Supplemental Executive Retirement Plan, or SERP, effective January 1, 1992. Because of attrition in, or retirement of, the individuals originally covered by the SERP, only Mr. C. Seglem, who served as Chairman, President and Chief Executive Officer through May 1, 2007, is eligible for benefits under the SERP.

•	Deferred Compensation. The Compensation and Benefits Committee has the authority under the 2000 PUP to mandate deferral of any 2000 PUP award. Several named executive officers were subject to deferrals under this plan. Deferred compensation is also discussed under the heading “Executive Compensation — Deferred Compensation” below.

Perquisites

Perquisites for our executives, including our named executive officers, are very limited. While serving as the company’s chief executive, Mr. C. Seglem was the named designee on a corporate country club membership and was reimbursed for the monthly dues and business related expenses for a local business luncheon club. Effective August 2007, we no longer offer financial planning assistance to our senior executives, including our named executive officers. This benefit provided for up to 80% of the cost, capped at $1,600 per year.

The Company does provide reimbursement to named executive officers for 80% of the cost of an annual physical examination, up to $500 per year.

It is not our practice or policy to provide a company vehicle or a vehicle allowance to our executives. However, in the case of Mr. O’Laughlin, who has responsibility for the executive management of multiple coal mining operations that are reasonably reachable by vehicle but located a significant driving distance apart, we provide for the use of a company-owned vehicle specifically for traveling between locations.

The value of these benefits, in the case that such benefits exceed $10,000, is included in the “All Other Compensation” column of the 2007 Summary Compensation table below.

Employment Contracts

We do not have contracts of employment with our executives, except for the severance arrangements described below.

Post-Termination Compensation

We and our subsidiaries have severance policies which are designed to provide our employees with financial protection against the loss of their employment as the result of circumstances beyond their control. At December 31, 2007, our severance policies consisted of an Executive Severance Policy, or the Executive Policy, which covered Mr. C. Seglem, and a Severance Policy, or the Employee Policy, which covered all other full-time non-union employees, including our named executive officers, other than Mr. C. Seglem and Mr. Alessi, our President and Chief Executive Officer. Effective May 21, 2007, we have adopted a revised severance policy that applies to all active full-time employees other than Mr. Alessi, who is not covered under any severance policy.

Additional information regarding the severance policies, including a definition of key terms and an estimated quantification of benefits that would have been received by our named executive officers had termination occurred on December 31, 2007, is found under the heading “Executive Compensation — Severance Benefits” below.

EXECUTIVE COMPENSATION

Summary Compensation

The following table summarizes the compensation paid to each individual who served as our principal executive officer or principal financial officer in 2007, our three most highly compensated executive officers (other than our principal executive and financial officers) who were serving as executive officers at December 31, 2007, and two individuals who would have been among our three other most highly compensated executive officers but for the fact that they were not serving as executive officers at December 31, 2007. We refer to these eight individuals collectively as our named executive officers. The determination of our most highly compensated executive officers is based on total compensation for 2007 as calculated in the “Summary Compensation” table (excluding the change in the actuarial value of pension and defined benefit plan benefits and above-market or preferential earnings on deferred compensation) shown below.

2007 SUMMARY COMPENSATION

							Change in
						Non-	Pension
						Equity	Value and
						Incentive	Nonqualified
						Plan	Deferred
				Stock	Option	Com-	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards(1)	pensation	Earnings(2)	Compensation(3)(4)		Total
Position	Year	($)	($)	($)	($)	($)	($)	($)		($)

Keith E. Alessi	2007	351,692	422,031	—	301,073	—	—	21,157		1,095,953
President and CEO

David J. Blair(5)	2007	256,250	51,891	—	39,267	—	21,278	9,434		378,120
Former Chief Financial Officer	2006	253,004	110,551	—	19,742	—	17,115	7,508		407,920

John V. O’Laughlin	2007	200,665	76,413	—	47,993	—	32,235	9,758		367,064
Vice President, Coal Operations	2006	192,860	81,657	—	29,756	—	30,096	8,445		342,814

Todd A. Myers	2007	208,542	37,538	—	38,297	—	14,552	8,066		306,995
Vice President, Coal Sales

Morris W. Kegley	2007	175,154	39,410	—	9,211	—	21,494	9,421		254,690
General Counsel

Christopher K. Seglem(6)	2007	202,325	—	—	(127,739)		476,994	59,127	(7)	610,707
Former Chief Executive Officer and President	2006	529,227	225,296	—	177,934	—	353,103	16,025		1,301,585

Roger W. Wiegley(8)	2007	165,873	—	—	222,872	—	—	23,134		411,879
Former General Counsel and Secretary	2006	250,042	128,947	—	44,847	—	23,840	24,204		471,880

Robert W. Holzwarth(9)	2007	186,087	—	—	(19,539)	—	—	296,676		463,224
Former Senior Vice President, Power	2006	238,633	113,667	—	58,034	—	26,449	8,169		444,952

(1)	The amounts in this column reflect the amount expensed by us in each year indicated for financial reporting purposes pursuant to FAS 123R. The assumptions used in calculating these amounts are discussed in note 15 to our financial statements for the year ended December 31, 2007, which accompany this proxy statement. Unlike the amount reflected in our financial statements, these amounts do not reflect any estimate of forfeitures related to service-based vesting. Instead, these amounts assume that each executive will perform the requisite service to vest in his award.

(2)	2007 figures include “above-market” interest on deferred compensation for Messrs. C. Seglem, O’Laughlin and Myers of $13,166, $811 and $2,163. Also includes change in pension value for Messrs. C. Seglem, Blair, O’Laughlin, Myers, and Kegley of $463,828, $21,278, $31,424, $12,389, and $21,494, respectively. The change in pension value for Mr. C. Seglem includes $449,267 from the Supplemental Executive Retirement Plan. Pension economic assumptions utilized for our SFAS 87 financial reporting for fiscal years ended in 2006 and 2005 were used for calculations at the end of those years respectively. A discount rate of 5.7% was used for 2005, 5.95% for 2006 and 6.3% for 2007.

(3)	“All Other Compensation” for 2007 includes reimbursements and payments, as applicable, for our contributions to the 401(k) Plan and life insurance premiums. We contributed $7,750 in matching contributions to the 401(k) Plan on behalf of each of Messrs. Alessi, Blair, Myers and Kegley. We also contributed $9,000, $3,662, $5,722 and $5,240 on behalf of Messrs. O’Laughlin, C. Seglem, Holzwarth and Wiegley. We paid life insurance premiums of $925, $758, $316, $1,671, $3,852, $1,859 and $1,139 for Messrs. Blair, O’Laughlin, Myers, Kegley, C. Seglem, Holzwarth and Wiegley, respectively. For Mr. Alessi, the amount shown also includes $3,115 of special contribution to the 401(k) Plan, $2,885 for temporary living expenses and $7,407 in reimbursement at commercial airline rates for business use of his personal airplane. For Mr. C. Seglem the amount shown includes vacation pay. For Mr. Blair the amount shown includes $760 for financial planning. For Mr. Holzwarth, the amount shown also includes severance benefits and vacation pay. For Mr. Wiegley, the amount shown also includes consulting fees and vacation pay.

(4)	In accordance with SEC rules, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate of such perquisites and other personal benefits is less than $10,000. Further information regarding our practices with respect to perquisites may be found under “Compensation Discussion and Analysis — Perquisites” above.

(5)	Mr. Blair served as Chief Financial Officer throughout 2007 and resigned effective March 31, 2008.

(6)	Mr. C. Seglem served as our President and Chief Executive Officer and as Chairman of our Board of Directors in 2006 and through May 1, 2007.

(7)	Mr. C. Seglem’s employment as Chief Executive Officer and President terminated in May 2007. Mr. C. Seglem asserts that he is entitled to payment of severance benefits under the Executive Severance Policy dated December 8, 1993. This policy, Mr. C. Seglem’s interpretation of that policy, and our position are described below, under “Severance Benefits — Executive Severance Policy.” If Mr. C. Seglem’s interpretation of the severance policy were to be upheld by a court, he would be entitled to severance payments of approximately $3.8 million plus reimbursement of his attorney’s fees. The Company has recorded a reserve of $1.8 million for this matter.

(8)	Mr. Wiegley served as our General Counsel through August 2007.

(9)	Mr. Holzwarth served as our Sr. Vice President, Power through September 2007.

Executive compensation for the named executive officers, except for Mr. Alessi, consists of three elements: base salary, annual incentive bonus and long-term incentive compensation. After 18 months with no internal equity or merit adjustments to base salaries for executives due to cash constraints, salaries for our named executives, except for Mr. Alessi and Mr. Kegley, were adjusted by 5% effective January 1, 2008. Mr. Alessi’s compensation is determined by the Board of Directors. His initial salary was adjusted from $40,000 per month to $50,000 per month upon his being named President and CEO in August 2007. He previously served as interim President and interim CEO. Mr. Kegley received a 2.75% adjustment effective June 1, 2007 following a salary increase in August 2007 at the time he was named General Counsel.

Annual bonus amounts shown in the 2007 Summary Compensation table are based on performance against the objectives described in “Compensation Disclosure and Analysis — Components of the Executive Compensation Program — Annual Incentive Compensation” above. Bonuses for the named executive officers other than Mr. Alessi and Mr. O’Laughlin were based on financial performance (55%) and personal performance (45%). Mr. O’Laughlin’s bonus was based on the safety of our operations (35%), financial performance (30%), and personal performance (35%). For 2007, the financial component of the bonus was based on the net increase in budgeted cash for the applicable business unit and an increase in budgeted pretax income. These items are explained in more detail above, under “— Annual Incentive Compensation.” If each of these was 7.5% greater than the budgeted amounts, our executives would have received the targeted levels of the financial component of the bonus. The business units relevant to the named executive officers failed to meet their minimum financial performance targets, so no executive received any bonus in respect of financial performance for 2007. Our safety performance was 42% better than the industry average, which resulted in a 168% payout of that component of the bonus for 2007. The personal component of the bonus was based on individual contributions to the accomplishment of strategic objectives, outstanding performance, special efforts, and similar factors. Mr. Alessi’s bonus was determined by the Board of Directors. We paid bonuses earned for 2007 performance in the first quarter of 2008.

The deferred compensation earnings shown in the “Summary Compensation” table reflect interest paid on deferred performance unit awards under the 2000 PUP.

None of the individuals listed in the table above received any loans or credits from us.

Grants of Plan-Based Awards

The following table summarizes equity incentive plan awards in 2007 to our named executive officers:

2007 GRANTS OF PLAN-BASED AWARDS

All Other
Option
			Awards:			Grant Date
			Number of	Exercise or	Closing	Fair Value
			Securities	Base Price	Market Price	of Stock
			Underlying	of Option	on Date	and Options
	Grant	Approval	Options	Awards(1)(2)	of Grant	Awards(3)
Name	Date	Date	(#)	($/Sh)	($)	($)

Keith E. Alessi	5/2/07	5/1/07	100,000	23.925	24.12	1,354,829
David J. Blair	—	—	—	—	—	—
John V. O’Laughlin	—	—	—	—	—	—
Todd A. Myers	—	—	—	—	—	—
Morris W. Kegley	—	—	—	—	—	—
Christopher K. Seglem	—	—	—	—	—	—
Roger D. Wiegley	—	—	—	—	—	—
Robert W. Holzwarth	—	—	—	—	—	—

(1)	The exercise price is defined by the 2002 Plan as the average of the high and low prices per share on the date of grant. The corresponding closing price on the date of grant, May 2, 2007, was $24.12.

(2)	Options vest one-thirty-sixth each month for the first twelve months after the date of grant, the next third of which will vest on the second anniversary of the date of grant, and the final third of which will vest on the third anniversary of the date of grant.

(3)	Represents a grant date fair value of $13.55 per option.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding options and SARs as of December 31, 2007 for our named executive officers. Included in the table are initial grants of long-term incentive options or SARs made in connection with the hiring of Messrs. Alessi, Blair, O’Laughlin, Wiegley and Holzwarth in 2007, 2005, 2001, 2005 and 2004 respectively, and annual long-term incentive awards. Approval of annual long-term incentive awards is made by the Compensation and Benefits Committee in advance of the grant date as described under “Compensation Discussion and Analysis — Components of the Executive Compensation Program — Long-Term Incentive Compensation” above. Approval of Mr. Alessi’s option award was made on May 1, 2007 for the award effective May 2, 2007.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
	Number of		Number of
	Securities		Securities
	Underlying		Underlying
	Unexercised		Unexercised		Option
	Options		Options		Exercise	Option
	(#)		(#)		Price	Expiration
Name	Exercisable		Unexercisable		($)	Date

Keith E. Alessi	19,444	(1)	80,556	(1)	23.93	5/01/17
David J. Blair	10,000	(2)	—		19.78	4/24/15
	19,900	(2)	—		20.98	6/30/15
	2,700	(3)	5,400	(3)	24.41	6/30/16
John V. O’Laughlin	20,000	(4)	—		12.04	3/4/11
	4,700	(5)	—		12.86	6/23/12
	3,650	(6)	—		17.80	12/30/13
	3,650	(7)	—		18.08	6/29/13
	491	(8)	—		18.09	5/28/11
	1,809	(8)	—		18.19	5/28/11
	9,800	(9)	—		19.37	6/30/14
	14,600	(2)	—		20.98	6/30/15
	3,300	(3)	6,600	(3)	24.41	6/30/16
Todd A. Myers	2,517	(8)	—		18.19	5/28/11
	683	(8)	—		18.09	5/28/11
	6,700	(5)	—		12.86	6/23/12
	6,700	(7)	—		18.08	6/29/13
	6,700	(6)	—		17.80	12/30/13
	12,300	(9)	—		19.37	6/30/14
	16,200	(2)	—		20.98	6/30/15
	2633	(3)	5,267	(3)	24.41	12/30/16
Morris W. Kegley	633	(3)	1,267	(3)	24.41	6/30/16
Christopher K. Seglem	—		—		—	—
Roger D. Wiegley	17,900	(2)	—		20.98	6/30/15(14)
	18,400	(10)	—		24.41	6/30/16(14)
Robert W. Holzwarth	6,666	(11)	—		22.86	3/26/08
	17,900	(2)	—		20.98	3/26/08
	13,300	(12)	—		22.86	3/26/08
	4,033	(13)	—		24.41	3/26/08

(1)	Vested one-thirty-sixth each month for the first year following the date of grant, the next third of which will vest on the second anniversary of the date of grant, and the final third of which will vest on the third anniversary of the date of grant.

(2)	SARs vested 12/30/05.

(3)	SARs vest in 3 equal annual installments, with the first increment vesting on 7/1/07.

(4)	Vested in two annual increments beginning 3/5/02.

(5)	Vested in two annual increments beginning 6/24/03.

(6)	Vested in three annual increments beginning 12/31/04.

(7)	Vested in three annual increments beginning 6/30/04.

(8)	Vested in two annual increments beginning 5/29/02.

(9)	SARs; one third vested on 7/1/05 and the balance vested 12/30/05.

(10)	SARs, the first third of which vested on 7/1/07 and the remaining two thirds vested in August 2007 when Mr. Wiegley ceased employment.

(11)	Vested in two annual increments beginning 11/1/05.

(12)	SARs; one third vested on 11/1/05 and the balance vested 12/30/05.

(13)	SARs vested 7/1/07.

(14)	SARs expire six months following termination of Mr. Wiegley’s consulting arrangement with the Company.

Option Exercises and Vested Stock

The following table presents information regarding option and SAR exercises during 2007 for our named executive officers. There were no stock awards to employees outstanding during 2007.

2007 OPTION EXERCISES AND STOCK VESTED

	Option Awards			Stock Awards
	Number of Shares		Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise		Exercise	Acquired on Vesting	Vesting
Name	(#)		($)	(#)	($)

Keith E. Alessi	—		—	—	—
David J. Blair	—		—	—	—
John V. O’Laughlin	—		—	—	—
Todd A. Myers	—		—	—	—
Morris W. Kegley	—		—	—	—
Christopher K. Seglem	242,255	(1)	4,983,337	—	—
Roger D. Wiegley	3,596	(2)	101,281	—	—
Robert W. Holzwarth	—		—	—	—

(1)	Option and SAR exercises.

(2)	SAR exercises.

Pension Benefits

The following table presents pension plan benefits for each of our named executive officers:

2007 PENSION BENEFITS

			Present Value
			of Accumulated
			Benefit as of
		Number of Years	December 31,	Payments During Last
		Credited Service	2007(1)	Fiscal Year
Name	Plan Name	(#)	($)	($)

Keith E. Alessi(2)	Westmoreland	—	—	—
	Retirement Plan (WCC)
David J. Blair	Westmoreland	2.75	49,109	—
	Retirement Plan (WCC)
John V. O’Laughlin	Westmoreland	7.0	153,598	—
	Retirement Plan (BSS)
Todd A. Myers	Westmoreland	8.08	80,602	—
	Retirement Plan (WCC)
Morris W. Kegley	Westmoreland	2.25	42,692	—
	Retirement Plan (WCC)
Christopher K. Seglem	Westmoreland	26.75	378,241	—
	Retirement Plan (WCC)
	Supplemental Executive	26.75	2,705,216	—
	Plan(3)
Roger D. Wiegley(4)	Westmoreland	2.33	—	—
	Retirement Plan (WCC)
Robert W. Holzwarth(4)	Westmoreland	3.17	—	—
	Retirement Plan (WCC)

(1)	Pension economic assumptions are consistent with our SFAS 87 financial reporting for fiscal year 2007. Demographic assumptions are also consistent with our pension financial reporting, with the exception that per SEC guidance, pre-retirement decrements are not used. A discount rate of 6.3% was used for 2007.

(2)	Mr. Alessi was hired May 2, 2008 and is not a participant in the pension plan as of December 31, 2007.

(3)	Supplemental Executive Retirement Plan — see description below.

(4)	Mr. Wiegley and Mr. Holzwarth were not vested in the pension plan.

Pension Plan

We sponsor a Pension Plan, which we refer to as the Plan, for eligible employees of our company and our subsidiaries to which employees make no contributions. The Plan is a merger of the Westmoreland Pension Plan and other plans that were in place at subsidiaries at the time of their acquisition. The Plan maintains the formulas for benefit calculations which are associated with each of the original plans. All employees whose terms and conditions of employment are not subject to collective bargaining and who work 1,000 or more hours per year are eligible for participation in the Plan. Eligible employees become fully vested after five years of service, or, in any event, upon attaining age 65.

The Plan was adopted effective December 1, 1997 as a qualified replacement plan for a previous plan, which was terminated effective November 30, 1996. In general, the Plan provides for payment of annual retirement benefits to eligible employees and also provides for disability benefits and for reduced benefits upon retirement prior to the normal retirement age of 65. For the purpose of benefit calculation under the Plan for Mr. C. Seglem, credited service under the previous plan is included with credited service under the current Plan.

The current compensation covered by the Plan for any named executive officer is that amount reported in the salary column of the Summary Compensation table, subject to limitations imposed by the Internal Revenue Code. In 2007 that limit was $225,000.

Each of Messrs. C. Seglem, O’Laughlin, Myers and Kegley are covered under the Westmoreland Coal Company provisions of the Plan as follows and which also provide for disability benefits and for reduced benefits upon early retirement.

•	The benefit equals 1.2% of average earnings plus 0.5% of average earnings in excess of covered compensation times years of service up to 30 years. Covered compensation is a 35 year average of Social Security wage bases at Social Security retirement age.

•	Normal retirement age is 65. Early retirement benefits are available at age 55 with 10 years of service. Benefits are reduced actuarially for early commencement before age 65. Participants with 20 or more years of service may retire at age 62, instead of 65, with no reduction in benefits. At December 31, 2006, Mr. C. Seglem had 26 years of service and was eligible to retire with full benefits at age 62. None of the other executives covered under this plan are eligible to retire.

•	The executive may choose optional forms of benefit, all reduced to be actuarially equivalent to the single life annuity benefit. The optional forms available are 50%, 66 2/3% and 100% joint and survivor options, a 10-year certain and life option, and a single life annuity.

•	Mr. C. Seglem was also eligible to benefit under the SERP as described below. This plan has the same plan provisions discussed above, with the exception of the pay considered for the calculation of the benefit formula. Bonuses are included in the definition of compensation. Additionally, the limitations on pay allowed to be considered in qualified pension plans are disregarded.

Mr. O’Laughlin is also covered under plan provisions for two subsidiaries where he has worked. Aspects of each subsidiary’s plan provisions may be less attractive, and other aspects of a subsidiary’s plan provisions may be more attractive, than the plan provisions applicable to Westmoreland Coal Company. Based on Mr. O’Laughlin’s service and salary, the Beulah and Savage Salaried Employee’s (“BSS”) benefits are the most valuable as of December 31, 2007. Because the Beulah and Savage Mines Salaried Employee’s benefit is currently the most valuable, we have shown benefits for Mr. O’Laughlin based on this formula. The provisions of this plan are as follows:

•	The benefit equals 1.2% of average earnings plus 0.4% of average earnings in excess of the integration level, times pension service with a maximum of 35 years. The integration level is equal to 35% of the Social Security taxable wage base in effect for the plan year of termination.

•	Normal retirement age is 65. Early retirement benefits are available at age 55 with 5 years of service. Benefits are reduced 3% per year for early commencement before age 62.

•	The executive may choose optional forms of benefit, all reduced to be actuarially equivalent to the single life annuity benefit. The optional forms available are 50%, 66 2/3% and 100% joint and survivor options, a 10-year certain and life option, and a single life annuity.

Mr. Alessi, and those who are hired on or after July 1, 2006 and who are not subject to collective bargaining and who work 1,000 or more hours per year, are covered under a new benefit plan. There are two components to the new benefit plan design, the first being a defined benefit plan to which employees make no contributions. Eligible employees become fully vested after five years of service, or in any event, upon attaining age 65. The second component is a defined contribution plan, or 401(k) Plan, in which employees may elect to have a pre-tax deduction from their pay deposited in a 401(k) Plan account. Employees’ contributions are matched by the Company at 50% of the first 6% of compensation the employee contributes. The matching contribution is made in Westmoreland common stock and employees become vested in the matching contribution over a two-year period. This benefit also provides for a monthly Special Contribution paid by the Company in Westmoreland common stock to employees’ 401(k) plan account equal to 1.5% of their gross pay. Employees are immediately 100% vested in the Special Contribution. The Special Contribution will be made without regard to any contributions the employees make to the Plan. If an employee has not elected to make contributions under the Plan, the Company will create an Account for the employee into which the Special Contribution will be made. None of the named executive officers other than Mr. Alessi are participants in the new benefit plan.

Supplemental Executive Retirement Plan

The Internal Revenue Code limits the amount of compensation that may be taken into account for the purpose of determining the retirement benefit payable under retirement plans, such as the Plan, that are qualified under ERISA. So that we may provide retirement income to certain of our former senior executives and other former key individuals that is commensurate as a percentage of pre-retirement income with that paid to other company employees, we established a nonqualified Supplemental Executive Retirement Plan, or the SERP, effective January 1, 1992. Mr. C. Seglem, who served as our President and Chief Executive Officer through May 1, 2007, is covered by the SERP.

Bonus payments are included in a participant’s compensation under the SERP, although excluded under the Plan. Benefits are payable out of our general assets, and shall commence and be payable at the same time and in the same form as benefits under the Plan.

Pension Benefits Upon Retirement/Termination, Disability or Death

Mr. C. Seglem, Mr. O’Laughlin and Mr. Myers are each vested in the pension plan and are entitled to an annual lifetime benefit payable upon retirement, voluntary or involuntary termination, disability or death (paid for the life of the spouse). The following table shows benefits for Mr. C. Seglem based on his termination in May 2007. Benefits shown for Mr. O’Laughlin and Mr. Myers assume that the event entitling them to benefits occurred on December 31, 2007.

2007 PENSION BENEFITS UPON RETIREMENT/TERMINATION, DISABILITY OR DEATH

					Time or Period of
Name	Type of Termination	Plan	Benefit Amount	Form of Payment	Payment

Christopher K. Seglem	Retirement/Termination	Pension Plan	$2,793	Monthly Annuity	Life
		SERP	$19,116	Monthly Annuity	Life with 10 years guaranteed
	Disability	Pension Plan	N/A	Monthly Annuity	Life
		SERP	N/A	Monthly Annuity	Life
	Death	Pension Plan	N/A	Monthly Annuity	Life of Spouse
		SERP	N/A	Monthly Annuity	Life of Spouse
John V. O’Laughlin	Retirement/Termination	Pension Plan	$1,317	Monthly Annuity	Life
	Disability	Pension Plan	$1,317	Monthly Annuity	Life
	Death	Pension Plan	$594	Monthly Annuity	Life of Spouse
Todd A. Myers	Retirement/Termination	Pension Plan	$1,803	Monthly Annuity	Life
	Disability	Pension Plan	$1,803	Monthly Annuity	Life
	Death	Pension Plan	$1,446	Monthly Annuity	Life of Spouse

The benefits for Mr. Myers are first payable on March 1, 2029. The SERP benefit for Mr. C. Seglem is currently in payment. The qualified benefits for Mr. C. Seglem and the benefits for Mr. O’Laughlin are first payable on January 1, 2008.

Retiree Medical Benefits

Each of Messrs. O’Laughlin, Myers and Kegley are covered under our broad-based retiree medical plan that provides for continued medical coverage upon retirement at age 62 and with twenty years of service, or age 65 with five years of service for those hired prior to June 1, 2003 or 10 years of service for those hired on or after June 1, 2003. Mr. C. Seglem was also covered by this broad-based retiree medical plan; following the termination of his employment in May 2007, his medical benefits are provided pursuant to the Executive

Policy described below. These plans are closed to individuals hired after July 1, 2006. The Company adopted an alternative, less costly retiree medical plan for new employees hired after July 1, 2006.

Deferred Compensation

The following table presents information regarding deferred compensation during 2007 for our named executive officers:

2007 NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant		Aggregate
	Contributions	Contributions in Last	Aggregate Earnings	Withdrawals/		Aggregate Balance at
	in Last Fiscal Year	Fiscal Year	in Last Fiscal Year(1)	Distributions		Last Fiscal Year-End
Name	($)	($)	($)	($)		($)

Keith E. Alessi	0	0	0	0		0
David J. Blair	0	0	0	0		0
John V. O’Laughlin(2)	0	0	2,118	17,938	(3)	19,026	(4)
Todd A. Myers(5)	0	0	5,591	112,899	(6)	27,368	(7)
Morris W. Kegley	0	0	0	0		0
Christopher K. Seglem(5)	0	0	33,948	782,120	(8)	132,515	(9)
Roger D. Wiegley	0	0	0	0		0
Robert W. Holzwarth	0	0	0	0		0

(1)	Aggregate Earnings represents interest earned on all deferred compensation during 2007. The portion included in this total that is considered at an “above-market” rate is also reported in the 2007 Summary Compensation table above.

(2)	We deferred payments related to the 2001 award of performance units which vested in 2004.

(3)	Includes interest of $3,501.

(4)	Includes $4,588 in accrued interest.

(5)	We deferred payments related to the 2000 award of performance units which vested in 2003 and payments related to the 2001 award of performance units which vested in 2004.

(6)	Includes interest of $25,224.

(7)	Includes $6,599 in accrued interest.

(8)	Includes interest of $176,714.

(9)	Includes $31,953 in accrued interest.

Performance Unit Plan Deferral Provision

Under the 2000 PUP, the Compensation and Benefits Committee has the discretion and authority to defer payment of vested performance units in a lump sum or in installments over any period of time not to exceed ten years. Participants in the 2000 PUP may not voluntarily defer any payments under this plan.

In 2003 and 2004, the Compensation and Benefits Committee elected to defer payment of a portion of the payments earned from awards made in 2000 and 2001. Awards earned by Mr. C. Seglem, Mr. O’Laughlin and Mr. Myers were deferred and interest paid at the rate of Prime plus 1%. Final payment of deferred amounts, plus interest, was made in March 2008.

Severance Benefits

During 2007, we maintained three severance policies: an executive severance policy, which applied only to Mr. C. Seglem, and which we refer to below as the Executive Policy; a severance policy dated July 26, 2004, which covered all other non-union employees who had six months of service, and which we refer to below as the Employee Policy; and a revised employee severance policy adopted May 21, 2007, which applies to all active full-time employees, and which we refer to below as the revised employee severance policy. At December 31, 2007, the only severance policy applicable to any person employed on that date was the revised employee severance policy. Messrs. Blair, O’Laughlin, Myers and Kegley are covered by the revised employee severance policy. Mr. Alessi is not covered under any severance policy.

Executive Policy

The Executive Policy provides for severance payments and benefits if a termination occurs for any of the following reasons:

•	Unacceptable job performance other than that resulting from gross or willful misconduct, which is defined as an act or acts constituting larceny, fraud, gross negligence, crime or crimes, moral turpitude in the course of employment, or willful and material misrepresentation to our directors or officers,

•	A significant reduction or increase, without adequate compensation, in the nature or scope of the executive’s authority or duties,

•	A reduction in base compensation, a material reduction of the aggregate value of employee benefits or cessation of eligibility for incentive bonus payments, or

•	A change in control of our company.

In May 2007, Mr. C. Seglem was terminated as CEO and President of the Company. Mr. C. Seglem asserts that he is entitled to payment of severance benefits under the Executive Policy. The total amount of the severance benefits payable to Mr. C. Seglem has not been determined because the Executive Policy is subject to different interpretations in regard to certain important terms. If Mr. C. Seglem’s interpretation of the severance policy were to be upheld, he would be entitled to severance payments of approximately $3.8 million plus reimbursement of his attorney’s fees. Any severance award payable to Mr. C. Seglem would be payable to him in equal installments over 24 months or in a lump sum, discounted at the two-year treasury bill rate. If Mr. C. Seglem were entitled to a severance award, he would also be entitled to the perquisites and other personal benefits described in the Executive Policy, including medical, dental and life insurance coverage for two years from the date of termination, financial planning services for the year of termination plus one year, and outplacement services for a period up to two years from the termination date, but ending upon the acceptance of employment. The Company has recorded a reserve of $1.8 million for this matter. The Company believes that, if there were to be an agreement to the terms and benefits to be provided under the Executive Policy, Mr. C. Seglem would be required to sign a release, acknowledging that such payments and benefits are in full satisfaction of all amounts and obligations owed under the policy.

Mr. C. Seglem retained all stock options and SARs that had vested at the time of termination which have subsequently been exercised or have expired. He also retained 2,137 vested performance units issued in 2004 which resulted in no value, and 2,269 performance units issued in 2005, the value of which is not be determinable until the completion of the performance period in 2008. Mr. C. Seglem had no unvested stock options at the time of his termination.

Revised Employee Severance Policy

The revised policy, effective May 21, 2007, covers virtually all our employees, although the amount of the severance benefit depends upon which of the six employee categories an employee is in. The highest category, which includes senior officers, provides for severance compensation equal to 12 months of monthly base pay, 12 months of outplacement assistance and 12 months of health benefit continuation. The lowest category includes non-exempt and hourly employees and provides for severance compensation equal to one week’s base pay per year of service, but not less than two weeks and not more than 26 weeks base pay. Severance benefits are payable under the policy only in the following circumstances: involuntary termination that is not for cause; termination due to sale of a facility, division or business segment; or relocation of more than 50 miles that the employee declines. Severance benefits are not payable if the employee receives an offer of similar employment within 30 days from an affiliate of the Company, or if the employee is terminated due to outsourcing, from a company to which the relevant work is outsourced.

Mr. Holzwarth began receiving severance benefits under the revised policy in 2007 which are estimated to total $284,443.

If a termination not for cause had occurred on December 31, 2007, then Messrs. Blair, O’Laughlin, Myers and Kegley would have received, upon execution of the release and settlement agreement described above, severance payments of $256,250, $200,665, $208,542 and $175,154, respectively, in equal installments on the normal payroll schedule and net of any tax, medical or other required withholdings. We estimate that the cost of providing 12 months of medical, vision and dental benefits to Mr. Blair, O’Laughlin, Myers and Kegley and the value of their unused vacation at December 31, 2007, to be $35,976, $29,667, $15,051 and $19,226, respectively.

If the employment of Messrs. Blair, O’Laughlin, Myers and Kegley had been terminated on December 31, 2007, they would have retained all SARs that had then vested (for Mr. Blair, 32,600, for Mr. O’Laughlin, 27,700, for Mr. Myers, 31,133 and for Mr. Kegley 633) but would have forfeited all the SARs that had not yet vested except if termination occurs within one year following a change in control in which unvested SARs issued in 2006 (for Mr. Blair, 5,400; for Mr. O’Laughlin, 6,600, Mr. Myers, 5,267 and Mr. Kegley 1,267) would become fully vested, but would represent no additional value because the closing price of our common stock on December 31, 2007 was less than the base price of those SARs. For the purposes of this event, “termination” means involuntary dismissal or a material change in the employee’s level of total compensation or a material change in his or her level of responsibility which, in either such case, causes the employee to voluntarily terminate his or her employment.

In addition, if the employment of Messrs. Blair, O’Laughlin, Myers and Kegley had been terminated on December 31, 2007, they would have retained all performance units that had then vested (for Mr. Blair, 1,100 issued in 2005 and 350 issued in 2006; for Mr. O’Laughlin, 809 issued in 2005 and 425 issued in 2006; for Mr. Myers, 895 issued in 2005 and 339 issued in 2006; and Mr. Kegley, 82 issued in 2006) but would have forfeited all the performance units that had not yet vested. However, the value of the vested performance units would not then have been determinable, so we would not have been required to make any payment in respect of these units at that time. If a change in control had occurred on December 31, 2007, and if our existence had ended, then vested performance units would have terminated without value. However, if our existence had continued following the change in control, then vested performance units would also have continued in existence, without acceleration of vesting, and would have been valued in the course of our business.

If the employment of Messrs. Blair, O’Laughlin, Myers and Kegley had terminated on December 31, 2007, they would also have received the pension benefits and any deferred compensation described above.

DIRECTOR COMPENSATION

The following table summarizes the compensation paid in 2007 to the members of our Board of Directors:

						Change
						in Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
	Fees Earned or	Stock	Option		Incentive Plan	Compensation	All Other
	Paid in Cash	Awards(2)	Awards(3)		Compensation	Earnings	Compensation	Total
Name(1)	($)	($)	($)		($)	($)	($)	($)

Michael Armstrong	28,320	—	6,581	(4)	—	—	—	34,901
Thomas J. Coffey	75,500	30,000	6,581	(5)	—	—	—	112,081
Robert E. Killen	101,500	30,000	6,581	(6)	—	—	—	138,081
Richard M. Klingaman	51,000	30,000	17,588	(7)	—	—	—	98,588
Thomas W. Ostrander	40,750	—	6,581	(8)	—	—	—	47,331
William M. Stern	57,000	30,000	6,581	(9)	—	—	—	93,581
Donald A. Tortorice	37,350	—	6,581	(10)	—	—	—	43,931

(1)	Keith E. Alessi, our President and Chief Executive Officer, has served as a member of our Board of Directors since August 2007. Christopher K. Seglem served as our President and Chief Executive Officer until May 2007 and was a member of our Board of Directors until he resigned in May 2007. Employees, including Messrs. Alessi and C. Seglem, do not receive additional compensation for serving on the Board. The compensation for Messrs. Alessi and C. Seglem for 2007 is described above, under “Executive Compensation.”

(2)	1,555 shares of restricted stock were awarded to each non-employee director; none of those shares have been issued.

(3)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes in 2007 of the SARs granted to the directors in 2006. The grant date fair value of these awards, computed in accordance with FAS 123R, was, for Mr. Klingaman, $14.13 per SAR, or $52,763, and for each of Messrs. Armstrong, Coffey, Killen, Ostrander, Stern, and Tortorice, $14.94 per SAR, or $26,324.

(4)	Mr. Armstrong served as a member of the Board of Directors until June 2007. He had no stock options and 1,762 SARs outstanding at December 31, 2007.

(5)	Mr. Coffey had 15,000 stock options and 1,762 SARs outstanding at December 31, 2007.

(6)	Mr. Killen had 7,500 stock options and 1,762 SARs outstanding at December 31, 2007.

(7)	Mr. Klingaman had no stock options and 3,733 SARs outstanding at December 31, 2007.

(8)	Mr. Ostrander served as a member of the Board of Directors until August 2007. He had 50,000 stock options and 1,762 SARs outstanding at December 31, 2007.

(9)	Mr. Stern had 10,000 stock options and 1,762 SARs outstanding at December 31, 2007.

(10)	Mr. Tortorice served as a member of the Board of Directors until August 2007. He had 12,500 stock options and 1,762 SARs outstanding at December 31, 2007.

We compensate the members of our Board of Directors who are not our employees, whom we refer to as our non-employee directors, by paying them an annual retainer and a fee for each meeting of the Board or committee that they attend and by granting equity in the form of stock options, SARs or restricted shares of common stock based on the 2000 Director Plan and the 2007 Equity Incentive Plan for Employees and Non-Employee Directors. These cash payments and equity grants are the sole compensation the non-employee directors receive from us, and we do not grant loans or credits.

Annual Retainer and Meeting Fees

In 2007, our non-employee directors except for our Non-executive Chairman (previously called our Vice-Chairman of the Board), and our Chairman of the Audit Committee, received an annual retainer of $30,000 paid in quarterly installments. Our Non-Executive Chairman received a retainer of $45,000 which was increased to $90,000 in May 2007. Our Chairman of the Audit Committee received an annual retainer of $41,000. These retainers are also paid in quarterly installments and prorated in any quarterly period in which the director is not the Chairman for the entire quarterly period. Each non-employee director also received $1,000 per meeting attended of the Board and of each committee of which he was a member. In addition, the Chairman of the Audit Committee received an additional $750 per meeting, the Chairman of the Compensation and Benefits Committee received an additional $650 per meeting and all other committee chairmen received an additional $500 per meeting attended and chaired. Fees for participation in meetings by telephone, rather than in person, are $500 per meeting, except in the case where the meeting is scheduled as a telephonic meeting.

Long-Term Compensation

We have historically delivered long-term compensation to directors in the form of options or restricted stock. In December 2005, the Board of Directors approved the restated and amended 2000 Director Plan to allow the use of SARs as a form of award in order to conserve shares available for grant. In 2007, shareholders approved the 2007 Equity Incentive Plan for Employees and Non-Employee Directors. Under both plans, each non-employee director is entitled to receive, as an initial grant upon his or her first joining the Board, restricted stock, options to purchase a number of shares of common stock, or SARs equal to $60,000 in value. Thereafter, each non-employee director is entitled to receive, upon his or her re-election to the Board, a grant of restricted stock, options or SARs equal to $30,000 in value. In 2007, under the terms of the new plan, each non-employee director received a grant of 1,555 shares of restricted common stock equal to $30,000 in value. This restricted stock is reported in the table above.

The value shown above under the column “Option Awards” reflects the value of the SARs granted in 2006 as determined under FAS 123R for 2007. Each grant vests over a period of four years and expires ten years from the grant date.

COMPENSATION AND BENEFITS COMMITTEE REPORT

The Compensation and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Robert E. Killen, Chairman
Thomas J. Coffey
William M. Stern

CERTAIN TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our Board has adopted written policies and procedures for the review of any transaction, arrangement, or relationship in which Westmoreland Coal Company is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a related person, has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement, or relationship, which we refer to as a related person transaction, the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Board’s Audit Committee. Whenever practicable, the reporting, review, and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the Chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in our best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual consolidated gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of our annual consolidated gross revenues; and

•	compensation to an executive officer if the compensation has been approved, or recommended to the Board of Directors for approval, by the Compensation and Benefits Committee of the Board or a group of independent directors performing a similar function; or

•	an arrangement that is specifically contemplated by provisions of our certificate of incorporation or bylaws, such as the exculpation, indemnification, and directors’ and officers’ insurance arrangements contemplated by the certificate of incorporation and bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation and Benefits Committee in the manner specified in its charter.

Transactions with Tontine

Note Purchase Agreement

On March 4, 2008, we completed the sale of $15 million of senior secured convertible notes, which we call our senior notes, to Tontine Partners, L.P. and Tontine Capital Partners, L.P., or the Tontine Purchasers. The sale was completed pursuant to a Senior Secured Convertible Note Purchase Agreement dated as of March 4, 2008 among us, the Tontine Purchasers, and Tontine Capital Associates, L.P., as collateral agent.

The senior notes bear interest at a rate of 9% per annum, payable in cash or in kind at our option, and are payable in full on March 4, 2013. The Tontine Purchasers may convert the senior notes into shares of our common stock, initially at a conversion price of $10.00 per share. The number of shares of common stock into which the senior notes may be converted would increase in the circumstances specified in the note purchase agreement, including (i) if we pay interest on the senior notes in kind and (ii) if we take the actions described in the note purchase agreement (including paying dividends or making distributions in shares of common stock or issue securities convertible into or exchangeable for shares of common stock at an exercise price less than the conversion price of the senior notes then in effect), but the senior notes may not be converted into more than 1,877,946 shares of common stock.

In approving the note purchase agreement and the transactions contemplated thereby, our board considered, among many other things: (1) current conditions in the capital markets, (2) our liquidity situation and need for additional capital, (3) the then-ongoing financial restatement and our inability to provide audited financial information to prospective lenders, (4) the going concern emphasis contained in the audit report on our most recent annual financial statements, and (5) the terms of the documents proposed to be signed. The board also considered our related persons transaction policy.

In the note purchase agreement, we agreed that, so long as the Tontine Purchasers and their affiliates, which we refer to collectively as Tontine, own 10% or more of the outstanding shares of common stock:

•	Tontine shall have the right to designate two persons for election to our board of directors who are reasonably acceptable to the board, and the board will consist of not more than nine members (not more than seven members when no Series A Convertible Exchangeable Preferred Stock is outstanding), and

•	Subject to the limitations specified in the note purchase agreement, if we offer to sell common stock (or securities convertible into or exchangeable for shares of common stock), then Tontine shall have the right to subscribe for the offered securities on the same terms and conditions and at the same price as the other offerees.

The note purchase agreement contains affirmative and negative covenants and representations and warranties. The Tontine Purchasers may declare the senior notes immediately due and payable upon the occurrence of the events of default described in the note purchase agreement, and the senior notes are immediately due and payable without declaration upon the occurrence of other events of default specified in the note purchase agreement.

In connection with the note purchase agreement, we and our subsidiary, Westmoreland Resources, Inc., or WRI, entered into the following agreements with the Tontine Purchasers and the Collateral Agent:

•	Registration Rights Agreement dated as of March 4, 2008. Pursuant to the registration rights agreement, we agreed to register the shares of common stock owned by Tontine for sale pursuant to the Securities Act of 1933, as amended.

•	Guaranty dated as of March 4, 2008. Pursuant to the guaranty, WRI guaranteed our indebtedness under the senior notes and the note purchase agreement.

•	Security Agreement dated as of March 4, 2008. Pursuant to the security agreement, WRI granted the collateral agent, for the benefit of the Tontine Purchasers, a security interest in certain of WRI’s assets.

•	Pledge Agreement dated as of March 4, 2008. Pursuant to the pledge agreement, we pledged our interest in the stock of WRI to the collateral agent, for the benefit of the Tontine Purchasers.

In connection with the note purchase agreement, we also amended our Amended and Restated Rights Agreement dated as of February 7, 2003, as amended by the First Amendment to Amended and Restated Rights Agreement dated May 2, 2007, to permit Tontine to acquire up to 35% of our outstanding common stock, subject to the limits described therein.

We have agreed to reimburse Tontine for legal fees in connection with the note purchase agreement.

The Tontine Purchasers, together with their affiliates, own 1,550,943 shares of common stock, or approximately 16.4% of the common stock currently outstanding, in each case without giving effect to the senior notes or the common stock issuable upon conversion of the senior notes.

Standby Purchase Agreement

On May 2, 2007, we entered into a Standby Purchase Agreement with Tontine Capital Partners, L.P. Effective July 3, 2007, we, Tontine, and Silverhawk Capital Partners GP, LLC executed the Amended and Restated First Amendment to Standby Purchase Agreement. In that agreement, among other things, we agreed to undertake a rights offering to holders of our common stock, Tontine agreed to certain standby commitments with respect to the rights offering, and, subject to the limitations described in the standby purchase agreement, Tontine agreed to act as a “standby purchaser” to purchase any shares not subscribed for in the rights offering. The note purchase agreement effected a termination of the standby purchase agreement, other than Section 7(c) thereof, which relates to expense reimbursement. Through March 31, 2008, we had reimbursed approximately $365,000 of Tontine’s costs and expenses (including legal fees) in connection with the standby purchase agreement.

Other Related Person Transactions

Mr. Mark Seglem, the brother of Christopher Seglem, who served as our Chairman of the Board, President, and Chief Executive Officer through May 1, 2007, is our Vice President, Strategic Planning and Administration. In 2007, Mr. Mark Seglem was paid $274,274 in total compensation.

AUDIT COMMITTEE REPORT

The Audit Committee of the Westmoreland Coal Company Board of Directors (the “Audit Committee”) is composed of three directors and operates under a written charter first adopted by the Board of Directors on March 10, 2000 and amended most recently on March 8, 2007.

Management is responsible for the Company’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to retain the independent registered public accounting firm, review and monitor the independence and performance of the Company’s independent registered public accounting firm, monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance and provide an avenue of communication among the independent registered public accounting firm, management and the Board of Directors.

In this context, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the Company’s significant accounting policies, systems of internal controls and the audited consolidated financial statements for the year ended December 31, 2007. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the Company’s independent registered public accounting firm their independence. The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit related services to the Company is compatible with maintaining such auditor’s independence.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Westmoreland Coal Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Thomas J. Coffey, Chairman
Richard M. Klingaman
William M. Stern

AUDITORS

KPMG LLP served as the independent registered public accounting firm of the Company for the fiscal year ended December 31, 2007 and has been selected to serve as the Company’s independent registered public accounting firm for 2008. The Company expects that a representative of that firm will be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions from stockholders.

Auditor’s Fees

The following table summarizes the fees of KPMG LLP, our independent registered public accounting firm, for each of the last two fiscal years. For 2007, audit fees include an estimate of amounts not yet billed.

Fee Category	2007	2006

Audit Fees(1)	$1,750,000	$2,304,716
Audit Related Fees(2)	$58,500	$20,400
Tax Fees(3)	$—	$24,115
All Other Fees	$—	$—
Total Fees	$1,808,500	$2,349,231

(1)	Audit fees consist of fees for the audit of our financial statements, including fees related to the audit of our restated financial statements, the audit of our internal controls over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees”. These services relate to employee benefit plan audits in 2007 and 2006 and review of certain SEC filings in 2007.

(3)	Tax fees consist of fees for tax consulting services in 2006. Tax consulting services relate to assistance with tax audits and appeals.

Pre-Approval Policy and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s registered public accounting firm. This policy generally provides that the Company will not engage its registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the Chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to the Company by its registered public accounting firm. Any approval of services by the Chairman of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

All fees paid to KPMG LLP in 2007 were pre-approved by the Audit Committee.

PROPOSALS OF STOCKHOLDERS FOR 2009 ANNUAL MEETING

Any proposal that a stockholder of the Company wishes to be considered for inclusion in the Company’s proxy statement and proxy card for the Company’s 2009 Annual Meeting of Stockholders (the “2009 Annual Meeting”) must be submitted to the Secretary of the Company at its offices, 2 North Cascade Avenue, 2nd Floor, Colorado Springs, Colorado 80903, no later than December 17, 2008. In addition, such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act.

If a stockholder of the Company wishes to present a proposal before the 2009 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Company’s proxy statement and proxy card, such stockholder must also give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice no earlier than January 15, 2009 and no later than February 14, 2009, and the stockholder must comply with the provisions of the Company’s By-Laws.

The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions established by the SEC. If a stockholder fails to provide timely notice of a proposal to be presented at the 2009 Annual Meeting, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on any such proposal.

* * *

Upon the written request of any person who on the record date was a record owner of Company stock, or who represents in good faith that he or she was on such date a beneficial owner of such stock entitled to vote at the Annual Meeting, the Company will send such person, without charge, a copy of its Annual Report on Form 10-K for 2007, as filed with the Securities and Exchange Commission. Requests for this report should be directed to the Vice President-Corporate Relations, Diane S. Jones, at Westmoreland Coal Company, 2nd Floor, 2 North Cascade Avenue, Colorado Springs, Colorado 80903. The Company has adopted a Code of Conduct Policy which is applicable to all employees, including all senior officers and financial personnel. A copy of the Company’s Code of Conduct Policy can be found on the Company’s web site at www.westmoreland.com. The Company will provide any person, without charge, upon request, a copy of its Code of Conduct. Requests for the Code of Conduct should be in writing and should be directed to the attention of the General Counsel of the Company at the preceding address.

OTHER BUSINESS

The Board of Directors has no present intention of bringing any other business before the meeting and has not been informed of any other matters that are to be presented to the meeting. If any other matters properly come before the meeting, however, the persons named in the enclosed proxy will vote in accordance with their best judgment.

By order of the Board of Directors

Diane S. Jones
Vice President, Corporate Relations
and Secretary

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Annual Meeting Proxy Card PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. . A Proposal — The Board of Directors recommends a vote FOR the listed nominees. 2. Election of Directors by holders of Depositary Shares: For Withhold 01 — Richard M. Klingaman 02 — William M. Stern B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign this proxy exactly as your name appears on hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian please give your full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX 0174582 00W3ID

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. . Proxy — Westmoreland Coal Company DEPOSITARY SHARES Proxy for DEPOSITARY SHARES Only Solicited on Behalf of the Board of Directors Annual Meeting — May 15, 2008 The undersigned hereby constitutes and appoints Keith E. Alessi, Morris W. Kegley, and Diane S. Jones and each of them, as true and lawful agents and proxies with power of substitution, to represent the undersigned and to vote all Depositary Shares of stock held by the undersigned at the Annual Meeting of Stockholders to be held at the Corporate Headquarters, 2 N. Cascade Avenue, 2nd Floor, Colorado Springs, CO 80903, on Thursday, May 15, 2008, at 8:30 a.m. (mountain time), and at any adjournments thereof, on all matters coming before said meeting as noted on the reverse side of this card. This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted FOR the election of directors. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card. PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Annual Meeting Proxy Card PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. . A Proposal — The Board of Directors recommends a vote FOR the listed nominees. 2. Election of Directors by holders of Depositary Shares: For Withhold 01 — Richard M. Klingaman 02 — William M. Stern B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign this proxy exactly as your name appears on hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian please give your full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX 0174584 00W3MD

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. . Proxy — Westmoreland Coal Company 401-K PLAN DEPOSITARY SHARES Proxy for 401-K PLAN DEPOSITARY SHARES Only Solicited on Behalf of the Board of Directors Annual Meeting — May 15, 2008 The undersigned hereby constitutes and appoints Keith E. Alessi, Morris W. Kegley, and Diane S. Jones and each of them, as true and lawful agents and proxies with power of substitution, to represent the undersigned and to vote all Depositary Shares of stock held by the undersigned at the Annual Meeting of Stockholders to be held at the Corporate Headquarters, 2 N. Cascade Avenue, 2nd Floor, Colorado Springs, CO 80903, on Thursday, May 15, 2008, at 8:30 a.m. (mountain time), and at any adjournments thereof, on all matters coming before said meeting as noted on the reverse side of this card. This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted FOR the election of directors. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Annual Meeting Proxy Card PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. . A Proposal — The Board of Directors recommends a vote FOR the listed nominees. 1. Election of Directors by holders of Common Stock: For Withhold 01 — Keith E. Alessi 02 — Thomas J. Coffey B Non-Voting Items Change of Address — Please print your new address below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Comments — Please print your comments below. Receipt of the Notice of Annual Meeting and Proxy Statement dated April 16, 2008 are hereby acknowledged. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign this proxy exactly as your name appears on hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian please give your full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE C 1234567890 J N T 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UPX 0174581 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 00W3HC

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. . Proxy — Westmoreland Coal Company COMMON STOCK Proxy for COMMON STOCK Only Solicited on Behalf of the Board of Directors Annual Meeting — May 15, 2008 The undersigned hereby constitutes and appoints Keith E. Alessi, Morris W. Kegley, and Diane S. Jones and each of them, as true and lawful agents and proxies with power of substitution, to represent the undersigned and to vote all shares of Common Stock held by the undersigned at the Annual Meeting of Stockholders to be held at the Corporate Headquarters, 2 N. Cascade Avenue, 2nd Floor, Colorado Springs, CO 80903, on Thursday, May 15, 2008, at 8:30 a.m. (mountain time), and at any adjournments thereof, on all matters coming before said meeting as noted on the reverse side of this card. This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted FOR the election of directors. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card. PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Annual Meeting Proxy Card PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. . A Proposal — The Board of Directors recommends a vote FOR the listed nominees. 1. Election of Directors by holders of Common Stock: For Withhold 01 — Keith E. Alessi 02 — Thomas J. Coffey B Non-Voting Items Change of Address — Please print your new address below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Comments — Please print your comments below. Receipt of the Notice of Annual Meeting and Proxy Statement dated April 16, 2008 are hereby acknowledged. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign this proxy exactly as your name appears on hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian please give your full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE C 1234567890 J N T 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UPX 0174583 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN 00W3LC

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Westmoreland Coal Company 401-K PLAN COMMON STOCK Proxy for 401-K PLAN COMMON STOCK Only Solicited on Behalf of the Board of Directors Annual Meeting — May 15, 2008 The undersigned hereby constitutes and appoints Keith E. Alessi, Morris W. Kegley, and Diane S. Jones and each of them, as true and lawful agents and proxies with power of substitution, to represent the undersigned and to vote all shares of Common Stock held by the undersigned at the Annual Meeting of Stockholders to be held at the Corporate Headquarters, 2 N. Cascade Avenue, 2nd Floor, Colorado Springs, CO 80903, on Thursday, May 15, 2008, at 8:30 a.m. (mountain time), and at any adjournments thereof, on all matters coming before said meeting as noted on the reverse side of this card. This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted FOR the election of directors. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.